UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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HIBBETT SPORTS, INC.
 (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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HIBBETT SPORTS, INC.
451 Industrial Lane
Birmingham, Alabama 35211

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

You are invited to attend the Annual Meeting of Stockholders of Hibbett Sports, Inc. that will be held at the principal executive offices of Hibbett Sports, Inc., 451 Industrial Lane, Birmingham, Alabama 35211, on Monday, June 2, 2008, at 10:00 A.M., local time for the following purposes:

•	to elect one (1) Class III Director for a three-year term expiring in 2011;

•	to transact such other business as may properly come before the meeting or any adjournment of the meeting.

Information concerning these and other matters is contained in the accompanying Proxy Statement.

The Board of Directors has fixed the close of business on April 4, 2008 as the record date for the determination of stockholders who will be entitled to notice of and to vote at the meeting.

It is important that your shares be voted at the Annual Meeting.  Each stockholder is requested to date, sign and return the accompanying proxy in the enclosed return envelope.  No postage is needed if mailed in the United States.

By Order of the Board of Directors,

/s/ Maxine B. Martin
Maxine B. Martin
Secretary

May 2, 2008
Birmingham, Alabama

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 2, 2008

The Company’s Proxy Statement and Annual Report to stockholders for the fiscal year
Ended February 2, 2008 are available at http://hibbett.com/investor_info.php

PROXY STATEMENT

HIBBETT SPORTS, INC.
451 Industrial Lane
Birmingham, Alabama 35211

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
June 2, 2008

GENERAL INFORMATION ABOUT THESE MATERIALS

This Proxy Statement is being mailed together with our Annual Report on Form 10-K to stockholders for the fiscal year ended February 2, 2008, as filed with the Securities and Exchange Commission.  The exhibits for the Form 10-K will be furnished upon request and payment of the cost of reproduction.  Such written request should be directed to Investor Relations, 451 Industrial Lane, Birmingham, Alabama 35211.  Our SEC filings are also available on our website at www.hibbett.com under the heading “Investor Information.”

How to Vote

Most stockholders have a choice of voting on the Internet, by telephone, or by mail using a traditional proxy card.  Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you.  If you vote by telephone or on the Internet, you do not need to return your proxy card.

Reduce Printing and Mailing Costs

If you share the same last name with other stockholders living in your household, you may receive only one copy of our Proxy Statement and Fiscal 2008 Annual Report.  Please see the response to the question “What is “householding” and how does it affect me?” for more information on this stockholder program.

Stockholders may help us to reduce printing and mailing costs further by opting to receive future proxy materials by e-mail.  Please see the response to the question “Can I access the Notice of Annual Meeting, Proxy Statement and Fiscal 2008 Annual Report on the Internet?” for more information on electronic delivery of proxy materials.

FREQUENTLY ASKED QUESTIONS

When and where will the meeting take place?

The Annual Meeting will be held on Monday, June 2, 2008, at 10:00 a.m., local time, at the corporate offices of Hibbett Sports, Inc., 451 Industrial Lane, Birmingham, Alabama.  Stockholders will be admitted to the Annual Meeting beginning at 10:00 a.m., local time.  Seating will be limited.

What is the purpose of this meeting and these materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Hibbett Sports, Inc., a Delaware corporation, of proxies to be voted at our 2008 Annual Meeting of Stockholders and at any adjournment or postponement.

At the Annual Meeting, you will be asked to vote on the following matters:

•	the election of one (1) Director for a three-year term expiring at the Annual Meeting of 2011;
•	the transaction of such other business as may properly come before the meeting or any adjournment of the meeting.

After the conclusion of the formal business of the Annual Meeting, management will give a report on our performance during the fiscal year that ended on February 2, 2008 (referred to herein as Fiscal 2008).

Who is entitled to vote at the Annual Meeting?

Holders of Hibbett Sports, Inc. common stock at the close of business on April 4, 2008, are entitled to receive this Notice and to vote their shares at the Annual Meeting.  As of that date, there were 28,433,393 shares of common stock outstanding and entitled to vote.  Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.  On February 7, 2007, Hibbett Sports, Inc. became the holding company for Hibbett Sporting Goods, Inc.  This transaction was completed without the vote of stockholders to restructure our operations.  Hibbett Sports, Inc. is the successor holding company for Hibbett Sporting Goods, Inc.  Hibbett Sporting Goods, Inc. is a wholly owned subsidiary of Hibbett Sports, Inc. through which we conduct most of our operations.  All of the outstanding common shares of Hibbett Sporting Goods, Inc. were converted into common shares of Hibbett Sports, Inc. on February 10, 2007 and still trades under the HIBB ticker symbol.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with Hibbett Sports Inc.’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.”  Hibbett Sports, Inc. has sent the Notice of Annual Meeting, Proxy Statement, proxy card and Fiscal 2008 Annual Report directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name.  The Notice of Annual Meeting, Proxy Statement, proxy card and Fiscal 2008 Annual Report have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record.  As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

How do I vote?

You may vote using any of the following methods:

A.	By Mail

Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope.  If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors.

If you are a stockholder of record, and the prepaid envelope is missing, please mail your completed proxy card to Hibbett Sports, Inc., c/o Computershare Investor Services, P.O. Box 43102, Providence, Rhode Island 02940-5067.

B.	By Telephone or on the Internet

The telephone and Internet voting procedures established by Hibbett Sports, Inc. for stockholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.

You can vote by calling the toll-free telephone number on the proxy card.  Please have your proxy card in hand when you call.  Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

The website for Internet voting is www.investorvote.com/hibb.  Please have your proxy card handy when you go online.  As with telephone voting, you can confirm that your instructions have been properly recorded.  If you vote on the Internet, you also can request electronic delivery of future proxy materials.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day, and will close at 11:59 p.m. Central Daylight Savings Time on June 1, 2008.  The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record.  Therefore, we recommend that you follow the voting instructions in the materials you receive.

If you vote by telephone or on the Internet, you do not have to return your proxy card or voting instruction card.

C.	In person at the Annual Meeting

All stockholders may vote in person at the Annual Meeting.  You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person.  If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting.

Your vote is important.  You can save us the expense of a second mailing by voting promptly.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Secretary of the Company;
•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or
•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record.  You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

What shares are included on the proxy card?

If you are a stockholder of record, you will receive only one proxy card for all the shares you hold:

•	in certificate form; and
•	in book-entry form.

If you are a beneficial owner, you will receive voting instructions, and information regarding consolidation of your vote, from your bank, broker or other holder of record.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the Securities and Exchange Commission (SEC) called “householding.”  Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Notice of Annual Meeting, Proxy Statement and of our Annual Report, unless one or more of these stockholders notifies us that they wish to receive individual copies.  This procedure is designed to reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards.

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting, Proxy Statement and Annual Report, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, you can request information about householding from your bank, broker or other holder of record.

Is there a list of stockholders entitled to vote at the Annual Meeting?

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting, between the hours of 8:00 a.m. and 4:00 p.m., at our principal executive offices at 451 Industrial Lane, Birmingham, Alabama 35211, by contacting the Secretary of the Company.

What are the voting requirements to elect the Director discussed in this Proxy Statement?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum.  Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.  A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

A majority of the votes cast is required for the election of the Director and for each of the proposals discussed in this Proxy Statement.  You may vote “for” or “against”  or “abstain” with respect to each vote.  If any other proposals had been presented, they would have been adopted, so long as a quorum was present, if they received the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the Annual Meeting and entitled to vote.

Could other matters be decided at the Annual Meeting?

At the date that this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.  If other matters are properly presented at the Annual Meeting for consideration, the Board of Directors have designated (on the proxy card enclosed) Michael J. Newsome and Gary A. Smith as proxies who will have the discretion to vote on those matters for you.

Can I access the Notice of Annual Meeting, Proxy Statement and the Fiscal 2008 Annual Report on the Internet?

The Notice of Annual Meeting, Proxy Statement and Fiscal 2008 Annual Report, are available on our Website at www.hibbett.com.  Instead of receiving future copies of our Proxy Statement and Annual Report materials by mail, most stockholders can elect to receive an e-mail that will provide electronic links to them.  Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.

Stockholders of Record:  If you vote on the Internet at www.investorvote.com/hibb, simply follow the prompts for enrolling in the electronic proxy delivery service.  You also may enroll in the electronic proxy delivery service at any time in the future by going directly to www.econsent.com and following the enrollment instructions.

Beneficial Owners:  If you hold your shares in a brokerage account, you also may have the opportunity to receive copies of these documents electronically.  Please check the information provided in the proxy materials mailed to you by your bank or other holder of record regarding the availability of this service.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies.  Directors, executive officers or employees in person may solicit proxies on our behalf by telephone, electronic transmission and facsimile transmission.  We have hired Corporate Communications, Inc. to distribute and solicit proxies.  We will reimburse Corporate Communications for reasonable expenses for these services.  Total fees and reimbursements paid to Corporate Communications in Fiscal 2008 were approximately $91,000 that included approximately $29,000 for proxy distribution, together with our Annual Report, and solicitation.

Who will count the vote?

Representatives of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes.  Corporate Communications, Inc. will act as inspectors of election.

OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

Our Corporate Governance Principles

Our Board of Directors has adopted Corporate Governance Guidelines and intends to follow the principles of corporate governance summarized below:

Board Composition

•
General.  The Board of Directors, which is elected by the stockholders, is the ultimate decision-making body of the Company except with respect to those matters reserved to the stockholders.  It selects the senior management team, which is charged with the conduct of the Company’s business.  Having selected the senior management team, the Board acts as an advisor and counselor to senior management and ultimately monitors its performance.

•
Director Independence.  It is the policy of the Company that the Board consists of a majority of independent Directors as governed by the independence requirements of the NASDAQ stock exchange corporate governance listing standards and any applicable law.  The Board will consider all relevant facts and circumstances in making an independence determination.

It shall be the responsibility of each Director and prospective Director to disclose to the Board any relationship that could impair his or her independence or any conflict of interest with the Company, including, but not limited to, family members, customers, suppliers, legal counsel, consultants of the Company, significant stockholders of the Company and any competitor or other person having an interest adverse to the Company.  Each Director shall complete an annual questionnaire providing information necessary for the Company to assist the Board in reconfirming each Director’s independence and making required disclosures in the Company’s Proxy Statement, where applicable.

•
Chairman.  The Board shall elect a Chairman who may be an independent Director, an employee or other non-independent Director.  The duties of the Chairman shall be assigned by the Company’s By-laws or, from time to time, the Board.

Chairman and CEO.  In 2004, the Company adopted the policy that the same person may hold the positions of Chairman of the Board and Chief Executive Officer.  The Board believes that this combination can enhance the communication between executive management and board members.  The function of the Board in monitoring the performance of senior management of the Company is fulfilled by the presence of outside Directors of stature who have a substantive knowledge of the business.

Nomination of Directors

•
Role of the Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee (NCG Committee) is responsible for the recommendation of Director nominees for election to the Board.  Nominees recommended by the NCG Committee for election may be elected by the Board to fill a vacancy or may be recommended by the Board for election by the stockholders.

•
Qualification of Directors.  In evaluating candidates for election to the Board, the NCG Committee shall take into account the qualifications of the individual candidate as well as the composition of the Board as a whole.  Among other things, the NCG Committee shall consider:

•	the candidate’s ability to help the Board create stockholder wealth,
•	the candidate’s ability to represent the interests of the stockholders,
•	the business judgment, experience and acumen of the candidate,
•	the need for Directors having certain skills and experience,
•	other business and professional commitments of the candidate, and
•	the number of other boards on which the candidate services, including public and private company boards.

In making a recommendation regarding the reelection of an existing member of the Board, the NCG Committee shall consider the Director’s tenure and make an assessment of the Director’s past contributions and effectiveness as a Board member and his or her ability to continue to provide future value to the Board.  Any Director appointed to the Board by the Board to fill a vacancy shall stand for election at the time required under applicable law, generally the next election of the class for which such Director has been chosen.

•
Service on Other Boards.  Without the prior approval of the Board, no Director may serve on more than two boards of companies, other than the Company, that are publicly-traded.  A Director desiring to serve on another public company board shall notify the NCG Committee before accepting the appointment to that board and provide information requested in order to enable the NCG Committee to determine whether or not the additional directorship impairs the Director’s independence or ability to effectively perform his duties as a Director.  The General Counsel of the Company will report to the NCG Committee its advice as to whether the appointment may impair the Director’s independence or raise other legal issues.  Commitments of a Director or candidate to other board memberships will be considered in assessing the individual’s suitability for election or reelection to the Board.

•
Election of Directors.  The voting standard for the election of Directors is established in the Company’s Certificate of Incorporation, in conformity with the By-laws of the Company.  The By-laws require Directors to be elected by the affirmative vote of a majority of the shares of capital stock of the Corporation present, in person or by proxy, at a meeting of stockholders and entitled to vote on the subject matter.

•
Stockholder Nominations.  The NCG Committee is responsible for considering any submissions by stockholders of candidates for nomination to the Board, evaluating the persons proposed and making recommendations with respect thereto to the whole Board.

Size of the Board of Directors

Our Board of Directors has a maximum of nine and a minimum of six members.  Within this range, the Board sets the number.  Currently, our Board consists of eight Directors who are divided into three classes. The terms of our Class III Directors will expire at the close of the Annual Meeting this year and one of our Directors has declined to stand for re-election.  The term of our Class I Directors expires at the close of the Annual Meeting in 2009.  The term of our Class II Directors expires at the close of the Annual Meeting in 2010.  After this year’s Annual Meeting, our Board will consist of seven Directors.

The size and diversity of the Board is assessed regularly by the NCG Committee.  The Board may increase or decrease the number of Directors within the limits required by Delaware law to accommodate the best interests of the Company and its stockholders.

Director Compensation Review

The NCG Committee annually reviews the Director compensation program and recommends any changes to the Board for approval.  The NCG Committee’s goal is to align the Board with the long-term interests of the Company’s stockholders and to compensate Directors fairly for their work while promoting ownership by the Directors of Company stock.  Outside consultants may be retained to obtain advice on competitive compensation practices.

Director Tenure

•
Term Limits.  The Board has not established a fixed maximum term for a Director, although the NCG Committee considers a Director’s tenure in making a recommendation to the Board whether or not a Director shall be nominated for reelection to another term.

•	Mandatory Retirement Age. The Board has not established a fixed age at which a Director may not be nominated for reelection.

Director Responsibilities

•
General.  It is the responsibility of the Directors to exercise their business judgment and act in the best interest of the Company and its stockholders.  Directors must act ethically at all times and adhere to the applicable provisions of the Company’s Code of Business Conduct and Ethics.

•
Ownership of and Trading in Company Securities.  The Directors shall adhere to any guidelines established by the Company relating to required ownership of company equity.  In addition, the Directors shall adhere to the Company’s policy on trading in securities of the Company and specific guidance provided by the appropriate Company officers as to periods when Directors should refrain from trading in the Company’s securities.  Annually, each Director shall sign the Company’s Insider Trading Policy then in effect.

•
Conflicts of Interest.  In the event that any executive officer of the Company has a conflict of interest or seeks a waiver of any other provision of the Code of Business Conduct and Ethics for which a waiver may be obtained, the officer shall notify a designated Company officer, who shall arrange for the NCG Committee and the Board to consider the request.  The waiver shall be granted only if approved by both groups.

•
Governance Review.  At least annually, the Board shall review the governance structure of the Company, including any provision of its Certificate of Incorporation and By-laws affecting governance, other arrangements containing provisions that become operative in the event of a change in control of the Company, governance practices and the composition of the Company’s stockholder base.

Attendance and Meeting Materials

Board and Committee Meetings.  Directors are expected to attend Board meetings and Committee meetings on which they serve in order to best fulfill their responsibilities.  Meeting materials are provided to the Board prior to a scheduled meeting.  Directors are responsible for reviewing these materials in advance of the meetings.

Annual Meeting of Stockholders.  All Board members are expected to attend our Annual Meeting of Stockholders unless an emergency prevents them from doing so.  Due to an illness of our Chairman of the Board, we rescheduled our Board and Committee meetings from the date of the Annual Meeting to the following week.  Because of this, only one of our Directors was in attendance at the 2007 Annual Meeting of our stockholders.  Historically, generally all of our Directors are in attendance at our Annual Meetings of Stockholders.

Director Orientation

Upon initial election, the Company will present a Director with orientation and reference materials to familiarize them with the Company’s senior management and independent auditor, Code of Business Conduct and Ethics, Insider Trading Policy and other compliance programs.  In addition, within the first three year term served by a new Director, such Director will attend an Institutional Shareholder’s Services, Inc. (ISS) accredited director education program.  The Board will also encourage other appropriate Company officers to attend ISS accredited director education programs or other programs as needed to stay informed of trends and changes in corporate governance.

Board Committees

•
Committee Designation and Composition.  It is the general policy of the Company that the Board as a whole considers and makes all major decisions other than decisions that are required to be made by independent committees.  As a consequence, the Committee structure of the Board is limited to those Committees considered to be basic to, or required for, the operation of a publicly owned company.  Currently, these Committees are the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.  Additional committees may be established by the Board as necessary or appropriate.

The Board as a whole determines the members and chairs of these Committees.  All Committees are made up of only independent Directors.  The membership of Committees is rotated from time to time.  Committee members and chairman serve one-year terms and are appointed by the Board upon recommendation of the NCG Committee.

Each Committee determines who shall attend any session, or part of a session, of each meeting and whether the Committee wishes to conduct any of its proceedings in an executive session that includes only Committee members, provided that each Committee will conduct executive sessions not less than twice a year.

•
Committee Compensation.  The Board, upon recommendation of the NCG Committee, shall fix the compensation of each committee member and may provide different compensation for members and chairs of various committees.

Audit Committee

Other than Director fees, Audit Committee members may not receive any additional compensation from the Company.  All members of the Audit Committee shall meet the independence requirements of NASDAQ and the SEC and financial literacy requirements of the NASDAQ, as provided in the Audit Committee Charter.  It is the objective of the Board that at least one member of the Audit Committee all times shall qualify as an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Board Meetings and Agendas

Board Meetings.  The Board is responsible for an annual review of strategy, financial and capital plans, as well as quarterly updates on the performance and plans of the Company’s business and matters on which the Board is legally required to act.  The CEO may propose other key issues for the Board’s consideration.  An agenda along with appropriate materials will be prepared and distributed in advance of each Board meeting.

Committee Meetings.  The agendas and meeting minutes of the Committees will be shared with the full Board.  The Chairman of each Committee, with the support of management, will develop Committee meeting agendas taking into account the views of the Committee members.  The Company will make available management or other employees of the Company when needed to facilitate a meeting.

Management Attendance

The Board welcomes the regular attendance of senior officers of the Company at Board meetings to provide insight and to update items being addressed by the Board, to provide high potential managers exposure to the Board and to inform the Board about the Company’s business.  The Board and CEO may invite other members of management as it deems appropriate.

Evaluations and Succession Planning

CEO Review.  The Compensation Committee will conduct an annual review of the CEO’s performance and the Board will review the Compensation Committee’s report in order to ensure the CEO is providing the best leadership for the Company in the long- and short-term.

Succession Planning.  The Compensation Committee should make an annual report to the Board on succession planning to ensure management continuity.  The CEO should make available recommendations and evaluations of potential successors, along with review of any development plans recommended for such individuals.

Board Assessment

Board Performance.  Self-assessment of the performance of the Board will be conducted annually and will be led by the NCG Committee.  These assessments will focus on the Board’s contributions to the Company and will include a review of any areas the Board or management believes the Board could improve upon.

Director Performance.  The NCG Committee will conduct an annual review of each Director on the Board to assist in determining the proper composition of the Board and each of the committees.  Among consideration will be each Director’s attendance at Board and committee meetings, preparation for Board meetings, participation in Board discussions, experiences relevant to the Director’s service on the Board and committees, knowledge in areas relevant to the Company’s business, contributions to the Board’s decision-making process and other such items the NCG Committee believes may be useful in determining such Director’s qualifications and fulfillment of responsibilities.

Board Interaction with Third Parties and Employees

•
Third Party Access.  The Board recognizes that management speaks on behalf of the Company.  However, the Board shall establish procedures for third party access to the Chairman and to non-management Directors as a group.  The Board and committees have the right to retain outside financial, legal or other advisors and shall have appropriate access to the Company’s internal and external auditors and outside counsel.

•
Employee Access.  Board members have full access to the Company’s management and employees and will use their judgment to assure that any contacts will not disrupt the daily business operation of the Company.  The CEO and the Secretary of the Company will be copied, as appropriate, on any written communication between a Director and an officer or employee.

•
Receipt of Complaints.  The Audit Committee will establish procedures for receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees, customers or vendors of the Company or any other person of concerns regarding questionable accounting or auditing matters.

Meeting of Directors

The independent Directors will meet regularly in executive sessions without management or non-independent Directors.  An executive session will be held not less than twice a year and other sessions may be called at the request of the non-management members of the Board.

These Corporate Governance Guidelines were adopted by the Board on March 12, 2008 upon recommendation by the NCG Committee.  A copy of these guidelines is posted on our website at www.hibbett.com and accessible to all investors.

Committee Charters

The responsibilities of each of the Committees are determined by the Board from time to time and are set forth in the Committee’s charters which are reviewed annually and posted on our website at www.hibbett.com.

Communicating with Our Board Members

Our stockholders may communicate directly with our Board of Directors.  You may contact any member (or all members), any committee of the Board or any chair of any such committee by mail.  Any stockholder desiring to communicate to our Directors may do so by sending a letter addressed to the person, persons or committee the stockholder wishes to contact, in care of Investor Relations, Hibbett Sports, Inc., 451 Industrial Lane, Birmingham, Alabama 35211.  The letter should state that the sender is a current stockholder.  We intend to disclose any future changes to this stockholder communication process under the “Investor Information” heading of our website located at www.hibbett.com.

All mail received as set forth in the preceding paragraph will be examined by management and/or our general counsel for the purpose of determining whether the contents actually represent messages from stockholders to our Directors.  Relevant communications will be promptly distributed to the Board or to any individual Director or Directors as appropriate, depending on the facts and circumstances outlined in the communication.  In that regard, the Hibbett Sports, Inc. Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as:

•	business solicitations or advertisements;
•	junk mail or mass mailings;
•	new product suggestions, product complaints or product inquiries;
•	résumés or other forms of job inquiries; and
•	spam or surveys.

We will also examine the mailing from the standpoint of security.  Any material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any outside Director upon request.

Director Qualification Standards

Pursuant to Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules, our Board of Directors determines whether each Director is independent.  In accordance with the standards, the Board must determine that a Director has no material relationship with us other than as a Director.  The standards specify the criteria by which the independence of our Directors will be determined, including strict guidelines for Directors and their immediate families with respect to past employment or affiliation with us or our independent registered public accounting firm.  The standards also prohibit Audit Committee members from having any direct or indirect financial relationship with us, and restrict both commercial and not-for-profit relationships of between us and each Director.  We may not give personal loans or extensions of credit to our Directors, and all Directors are required to deal at arm’s length with us and our subsidiaries, and to disclose any circumstance that might be perceived as a conflict of interest.

Director Independence

We are committed to principles of good corporate governance and the independence of a majority of our Board of Directors from our management.  All members of our Audit Committee, our Compensation Committee and our Nominating and Governance Committee have been determined by our Board to be independent Directors as defined under Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules.

In accordance with these standards, the Board annually reviews Director independence with the help of outside legal counsel.  During this review, the Board considers transactions and relationships between each Director or any member of his or her immediate family and us and our subsidiaries and affiliates.  The Board also considers whether there are any transactions or relationships between Directors or any member of their immediate family (or any entity of which a Director or an immediate family member is an executive officer, general partner or significant equity holder).  The purpose of this review process is to determine whether any such relationships or transactions exists that are inconsistent with a determination the Director is independent.

As a result of this review, the Board has affirmatively determined that none of our Directors or nominees has a material relationship with us, other than Michael J. Newsome who is a member of management.  All committees of our Board are comprised solely of independent Directors.

In making this determination, the Board considered that in the ordinary course of business, transactions may occur with a company or firm with which we do business.  Our Board has determined that such involvement is not material and does not violate any part of the definition of “independent Director” under NASDAQ listing standards.  Mr. Newsome, our only non-independent Director, is not a member of any of our committees.

Policies on Business Ethics and Conduct

Our Board has adopted a Code of Business Conduct and Ethics (Code) for all our employees, executive officers and Directors, including our Chief Executive Officer and senior financial officers.  A copy of this Code may be viewed at our corporate website, www.hibbett.com under the heading “Investor Information.”  In addition, a printed copy of our Code will be provided to any stockholder upon request submitted to Investor Relations at our address listed elsewhere in this Proxy Statement.

The Code is intended to focus on areas of ethical and material risk and to help us recognize and deal with ethical issues, provide mechanisms to report unethical conduct and foster a culture of honesty and accountability.

All of our employees, including our Chief Executive Officer and Chief Financial and Principal Accounting Officer, are required by our policies on business conduct to ensure that our business is conducted in a consistent legal and ethical manner.  These policies form the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct and the high integrity level of our employees.  Our policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property and protection of confidential information and insider trading, as well as strict adherence to all laws and regulations applicable to the conduct of our business.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of our policies and procedures.  The Sarbanes-Oxley Act of 2002 requires audit committees to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting and auditing matters.  We have such procedures in place.  In addition, we require employees to report to the appropriate internal contacts evidence of any actual, potential or suspected material violation of state or federal law or breach of fiduciary duty by us or any of our executive officers, Directors, employees or agents.

Board and Committees of the Board

Our business, property and affairs are managed under the direction of our Board of Directors.  Members of our Board are kept informed of our business through discussions with our Chairman and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its established committees.

All Board members are expected to attend our Annual Meeting, unless an emergency prevents them from doing so.  At our 2007 Annual Meeting, only one member of the Board was present due to the rescheduling of our Board and Committee meetings into the following week because of an illness of our Chairman of the Board.

During Fiscal 2008, the Board of Directors met five times.  Each Director serving on the Board during Fiscal 2008 was present for at least 75% of the meetings of the Board and the meetings held by all committees of the Board on which he served during the fiscal year.  Michael J. Newsome serves as Chairman of the Board.

The Board of Directors

Clyde B. Anderson, age 47, has been a Director since 1987.  Mr. Anderson has served as the Chairman of the Board of Books-A-Million, a book retailer, since January 2000 and has been a Director of Books-A-Million, Inc. since November 1987.  He was named Executive Chairman of the Board of Books-A-Million, Inc. on February 1, 2004.  Mr. Anderson served as Chief Executive Officer of Books-A-Million, Inc. from July 1992 to February 2004.  Mr. Anderson will retire from the Board after the Annual Meeting of 2008 and will not stand for re-election.

Terrance G. Finley, age 56, became a Director on March 14, 2008, after appointment by the Board.  Mr. Finley is currently President of the merchandising group at Books-A-Million, Inc., where he has worked in various positions since 1993.  His current responsibilities include all the company’s merchandising, marketing, publishing, import and internet activities.  Mr. Finley is a 30-year veteran of the book industry and has led several of Books-A-Million’s business units.

Albert C. Johnson, age 63, became a Director on March 14, 2008, after appointment by the Board.  Mr. Johnson is a retired CPA and has been an independent financial consultant since 1998.  He was Senior Vice President and Chief Financial Officer of Dunn Investment Company from 1994 to 1998.  Prior to that, he worked for Arthur Anderson LLP from 1965 to 1994 where he retired as the Managing Partner of the firm’s Birmingham Office.  Mr. Johnson also serves as a Director of Books-A-Million, Inc. and Regions Morgan Keegan Mutual Funds and serves as Chairman of the Audit Committee at Books-A-Million, Inc.

Carl Kirkland, age 67, has been a Director since January 1997.  Mr. Kirkland is a co-founder of Kirkland’s, Inc., a leading specialty retailer of decorative home accessories and gift items, and served as Chairman of the Board of Kirkland’s , Inc. from 1996 to 2004.  He now serves as a Director and Chairman Emeritus of Kirkland’s, Inc.  Mr. Kirkland served as Chief Executive Officer from 1966 to March 2001 and President from 1966 to November 1997.  Mr. Kirkland also serves on the Board of Directors of the Bank of Jackson in Jackson, Tennessee.

Michael J. Newsome, age 69, is the only non-independent Director of our Board, serving as Chief Executive Officer and Chairman of the Board.   He has been a member of our Board since October 1996.  Mr. Newsome served as our President from 1981 through August 2004 and was named Chief Executive Officer in September 1999 and Chairman of the Board in March 2004.  Since joining us as an outside salesman over 40 years ago, Mr. Newsome has held numerous positions with the Company, including retail clerk, outside salesman to schools, store manager, district manager, regional manager and President.  Prior to joining the Company, Mr. Newsome worked in the sporting goods retail business for six years.  In 2007, Mr. Newsome was inducted into the Sporting Goods Industry Hall of Fame sponsored by the National Sporting Goods Association.

Ralph T. Parks, age 62, has been a Director since June 2002.  Mr. Parks was named the current interim CEO of Heelys, Inc., a global distributor of action youth footwear, in February 2008.  Prior to Heelys, he worked at FOOTACTION USA from 1987 to 1999, when he retired as President and Chief Executive Officer.  Mr. Parks served two terms as Chairman of the National Sporting Goods Association Board of Directors and was inducted into the Sporting Goods Industry Hall of Fame in May 2000.  Mr. Parks also serves on the Board of Directors of Kirkland’s and is a member of its Audit Committee and serves on the Board of Directors of Heelys.

Thomas A. Saunders, III, age 71, has been a Director since 1995.  Mr. Saunders is a retired member of Saunders Karp & Megrue Partners, LLC that controlled SK Equity Fund, L.P., once a major investor in Hibbett Sports, Inc..  Before founding Saunders Karp & Megrue in 1990, he served as a managing director, partner and chairman of a private equity fund of Morgan Stanley & Co. from 1974 to 1989.  Mr. Saunders serves as the first Lead Director on the Board of Directors of Dollar Tree Stores, Inc. and is Chairman of both its Audit and Nominating Committees.  He also serves on the board of several non-public and non-profit companies in various capacities.  In 2007, Mr. Saunders was honored by the New York Historical Society as a long-time contributor to the arts.

Alton E. Yother, age 55, has been a Director since August 2004.  Mr. Yother worked as Executive Vice President and Controller of Regions Financial Corporation (formerly AmSouth Bancorporation) from November 2004 to April 2007 at which time he became Senior Executive Vice President and Chief Financial Officer of Regions Financial Corporation until his retirement in April 2008. Prior to this, he worked for over 24 years for SouthTrust Corporation or SouthTrust Bank.  His most recent duties at SouthTrust were as Executive Vice President, Treasurer and Controller of SouthTrust Corporation from 1998 to 2004.

Director Classes

The following table provides Director Class and term expiration information for each Board Member:

	Term Expiration	Board Member
Class I Director	After Annual Meeting of 2009	Alton E. Yother
Terrance G. Finley

Class II Directors	After Annual Meeting of 2010	Carl Kirkland
Michael J. Newsome
Thomas A. Saunders, III

Class III Directors	After Annual Meeting of 2008	Clyde B. Anderson
Ralph T. Parks
	After Annual Meeting of 2011	Albert C. Johnson

Note:  Of the Class III Directors, Mr. Anderson has elected to retire after the Annual Meeting of 2008.  Mr. Parks is a current nominee for the next term expiring after the Annual Meeting of 2011 (See Proposal I).  Mr. Johnson became a Director on March 14, 2008, after appointment by the Board and his term will expire after the Annual Meeting of 2011.

Committees of the Board of Directors

The Board has established an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee. The memberships and functions of these committees are set forth below.  The Board has no standing Executive Committee.  The following table below provides Fiscal 2008 membership and meeting information for each of the Board Committees.

Committee	Chairperson	Members	Number of Meetings

Audit	Alton E. Yother	Ralph T. Parks	9
		Thomas A. Saunders, III
		Alton E. Yother

Compensation	Ralph T. Parks	Carl Kirkland	8
		Ralph T. Parks
		Alton E. Yother

Nominating and Corporate Governance	Clyde B. Anderson	Clyde B. Anderson	3
		Carl Kirkland
		Thomas A. Saunders, III

Michael J. Newsome is the only non-independent Director on the Board and does not serve on any committee.

Audit Committee

The Fiscal 2008 members of the Audit Committee were Mr. Yother, Chairman of the Committee, and Messrs. Parks and Saunders.  Under the terms of its Charter, the Audit Committee meets no less than two times annually and is required to review at least quarterly the Company’s financial performance.  Periodic meetings are also held separately with management and the independent registered public accounting firm to review accounting matters and disclosures in our SEC periodic filings.  The Audit Committee represents and assists the Board with the oversight of:  the integrity of our financial statements and internal controls; our compliance with legal and regulatory requirements; the independent registered public accounting firm’s qualifications and independence; the performance of our internal audit function; and the performance of the independent registered public accounting firm.  In addition, the Committee is responsible for:

•	appointing, compensating and overseeing the work of any independent registered public accounting firm we employ;
•	resolving any disagreements between management and the auditor regarding financial reporting;
•	pre-approving all auditing services, internal control related services and permitted non-audit services performed by the independent registered public accounting firm;
•	retaining independent counsel, accountants or others to advise the Committee or assist in the conduct of an investigation;
•	seeking any information it requires from employees, all of whom are directed to cooperate with the Committee’s requests, or external parties;
•	meeting with our officers, external auditors, internal auditors or outside counsel, as necessary;
•
evaluating our overall internal control structure, including consideration of the effectiveness of our internal control system and evaluation of management’s tone and responsiveness toward internal controls;

•	reviewing our financial reporting, including interim, quarterly and annual SEC compliance reporting and evaluating management’s significant judgments and estimates underlying the financial statements;
•
reviewing our compliance with loan covenants, legal matters, including securities trading practices, and regulatory or governmental findings which raise material issues regarding our financial statements or accounting policies; and

•	evaluating the Committee’s performance and reviewing the Committee’s charter on an annual basis and presenting the Board with recommended changes.

Effective April 4, 2008, the Audit Committee members are Mr. Yother, Chairman of the Committee, and Messrs. Parks and Johnson.

A copy of the Audit Committee Charter is available on our website at www.hibbett.com under the heading “Investor Information.”  In addition, a printed copy of its Charter will be provided to any stockholder upon request submitted to Investor Relations at our address listed elsewhere in this Proxy Statement.

Audit Committee Financial Experts.  Our Board has reviewed the composition of the Audit Committee and determined that the independence and financial literacy of its members meet the listing standards of the NASDAQ Stock Market and regulations of the Securities and Exchange Commission.  In addition, our Board has determined that Mr. Yother, who chairs the Audit Committee, by virtue of his career experiences serving in financial capacities of publicly traded companies as well as other experiences, qualifies as an “audit committee financial expert” within the meaning of applicable regulations of the SEC promulgated pursuant to the Sarbanes-Oxley Act of 2002.  In addition, the Board has determined that Mr. Saunders, who sat on our Audit Committee during Fiscal 2008, and Mr. Johnson, who currently sits on our Audit Committee, qualifies as an “audit committee financial expert” because of their financial experience with both private and public companies.

Compensation Committee

The Fiscal 2008 members of the Compensation Committee are Mr. Parks, Chairman of the Committee, and Messrs. Kirkland and Yother.  Under the terms of its Charter, the Compensation Committee is directly responsible for establishing compensation policies for our executive officers as well as producing an annual report for inclusion in our Proxy Statement.  In addition, the Compensation Committee:

•	administers our equity award plans;
•	determines and certifies any shares awarded under corporate performance-based plans;
•	grants equity awards under our equity award plans;
•	advises on the setting of compensation for senior executives whose compensation is not otherwise set by the Committee;
•	monitors compliance by executive officers with our program of required stock ownership;
•	publishes an annual Compensation Committee Report on executive officer compensation for the stockholders; and
•	evaluates the Committee’s performance and reviews the Committee’s charter on an annual basis and presents the Board with recommended changes.

The Committee may, in its sole discretion, employ a compensation consultant that reports directly to the Committee, and has done so, to assist in the evaluation of the compensation of our CEO and other elected executive officers.

Effective April 4, 2008, the Compensation Committee members are Mr. Parks, Chairman of the Committee, and Messrs. Kirkland, Saunders and Yother.

A copy of the Compensation Committee Charter is available on our website at www.hibbett.com under the heading “Investor Information.”  In addition, a printed copy of its Charter will be provided to any stockholder upon request submitted to Investor Relations at our address listed elsewhere in this Proxy Statement.

Nominating and Corporate Governance Committee

The Fiscal 2008 members of the Nominating and Corporate Governance Committee are Mr. Anderson, Chairman of the Committee, and Messrs. Kirkland and Saunders.  The Nominating and Corporate Governance Committee is authorized to exercise oversight with respect to the nomination of candidates for the Board in such a fashion as determined from time to time by the Board.  The Committee has recommended the election Mr. Parks as Class III Director at the 2008 Annual Meeting of Stockholders.  Under the terms of its charter, the Nominating and Corporate Governance Committee meets at least one time annually.

The Nominating and Corporate Governance Committee’s purpose is to advise the Board on the composition, organization, effectiveness and compensation of the Board and its committees and on other issues relating to the Company’s corporate governance.  The Committee also advises the Board on its composition, committees, structure, practices and self-evaluation.  The Committee’s primary duties and responsibilities are to:

•	recommend candidates to be nominated by the Board, including the re-nomination of any currently serving director, to be placed on the ballot for shareholders to consider at the Annual Meeting;
•	recommend nominees to be appointed by the Board to fill interim director vacancies;
•	review periodically the membership and Chair of each committee of the Board and recommend committee assignments to the Board, including rotation or reassignment of any Chair or committee member;
•	monitor significant developments in the regulation and practice of corporate governance and of the duties and responsibilities of each director;
•	lead the Board in its annual performance evaluation;
•	evaluate and administer the Corporate Governance Guidelines of the Company and recommend changes to the Board; and
•	review the Company’s governance structure.

The Nominating and Corporate Governance Committee has written policies in place for accepting director nominations from stockholders and identifying nominees for director as well as minimum qualifications for director nominees that is described in detail beginning on page 6.

Effective April 4, 2008, the Nominating and Corporate Governance Committee members are Mr. Kirkland, Chairman of the Committee, and Messrs. Saunders and Finley.

A copy of the Nominating and Corporate Governance Committee Charter is available on our website at www.hibbett.com under the heading “Investor Information.”  In addition, a printed copy of its Charter will be provided to any stockholder upon request submitted to Investor Relations at our address listed elsewhere in this Proxy Statement.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Director Compensation Table

Annual compensation for non-employee Directors for Fiscal 2008 was comprised of cash and equity compensation.  Each of these components is described in more detail below.  The total compensation of our non-employee Directors for Fiscal 2008 is shown in the following table.

Director Compensation
For the Fiscal Year Ended February 2, 2008
(in dollars)

Director	Fees Earned or Paid in Cash	Stock Awards	Option Awards (1)	Non-Equity Incentive Plan Compen-sation (2)	All Other Compen-sation (3)	Total
Mr. Anderson (4) (5)	--	32,500	52,794	--	--	85,294
Mr. Kirkland	41,000	--	52,794	--	--	93,794
Mr. Parks	51,000	--	52,794	--	--	103,794
Mr. Saunders (6)	--	--	98,426	--	--	98,426
Mr. Yother (7)	56,500	--	52,794	--	1,726	111,020

Note:  The Director Compensation Table requires a column for Change in Pension Value and Nonqualified Deferred Compensation Earnings of which we have none.  Therefore, for presentation purposes, this column was omitted.

(1)
Options awarded represent the annual award to Directors of 5,000 options to purchase our common stock.  Mr. Saunders’ also includes his director fee income that was deferred into options (see Note 6).  Options are valued at their grant date fair value.  Total options outstanding to purchase our common stock at February 2, 2008, were 36,720 for Mr. Anderson, 62,034 for Mr. Kirkland, 24,063 for Mr. Parks, 32,820 for Mr. Saunders and 32,079 for Mr. Yother.  All options to purchase common stock are fully vested upon date of grant.

(2)	No non-equity incentive plan compensation payments were made as compensation for director services in Fiscal 2008 or are contemplated under our current compensation structure for Directors.

(3)
All Other Compensation primarily consists of occasional gifts to Directors such as sporting goods merchandise and are inconsequential.  For Mr. Yother, other compensation consisted of interest earned on his deferred compensation in Fiscal 2008 (see Note 7).

(4)
Mr. Anderson elected to defer all fees earned into stock units payable upon his retirement from the Board.  No fees were paid in cash during Fiscal 2008.  Allocations of deferred fees are calculated each calendar quarter.  Of the $32,500 earned, deferred stock has been awarded for fees earned in Calendar 2007 at a grant date fair value of $32,500.  An additional $1,500 was earned in Fiscal 2008 after December 31, 2007 and was allocated on March 31, 2008.

(5)	Total stock awards for Mr. Anderson outstanding at February 2, 2008, were 3,029 shares of common stock units deferred until his separation from the Board.

(6)
Mr. Saunders elected to defer all fees earned into stock options subject to the provisions of the applicable Director stock option plan at the time the fees were earned.  No fees were paid in cash during Fiscal 2008.  Allocations of deferred fees are calculated each calendar quarter.  Fees earned by Mr. Saunders were $39,000.  A total of $39,000 of the fees earned during Calendar 2007 equated to stock options of 4,795.  An additional $1,000 was earned in Fiscal 2008 by Mr. Saunders after December 31, 2007 and was allocated on March 31, 2008.

(7)
Mr. Yother elected to defer all his fees into cash.  No fees were paid in cash during Fiscal 2008.  Allocations of deferred fees are calculated each calendar quarter.  Fees earned by Mr. Yother were $56,500.  Of all fees, a total of $57,500 was earned during Calendar 2007.  An additional $1,000 was earned in Fiscal 2008 by Mr. Yother after December 31, 2007 and was allocated on March 31, 2008.

Fees Earned or Paid in Cash

Fees earned or paid in cash consist of annual board fees and committee meeting fees.  Each non-employee Director receives an annual retainer of $25,000 that may be paid in cash or may be deferred into stock units, stock options or cash.  The Chairman of the Audit Committee receives an additional annual fee of $5,000.  Non-employee Directors serving on Board committees also receive $1,000 per Board and committee meeting attended.  The Chairperson of each committee receives $1,500 per committee meeting attended.  As with the annual retainer, committee fees earned may be deferred into stock units, stock options or cash.

The total fees earned or paid in cash during Fiscal 2008 are outlined in the following table:

Director	Annual Retainer	Audit Chair Retainer	Board or Committee Meeting Fees	Total Fees Earned	Total Paid in Cash
Mr. Anderson (1)	$25,000	$--	$7,500	$32,500	$--
Mr. Kirkland (2)	$25,000	$--	$16,000	$41,000	$41,000
Mr. Parks (2)	$25,000	$--	$26,000	$51,000	$51,000
Mr. Saunders (3)	$25,000	$--	$14,000	$39,000	$--
Mr. Yother (4)	$25,000	$5,000	$26,500	$56,500	$--

(1)	All fees deferred into common stock units pursuant to the Amended 2005 Directors Deferred Compensation Plan.

(2)	All fees paid in cash.

(3)	All fees deferred into stock options pursuant to the Amended 2005 Directors Deferred Compensation Plan.

(4)	All fees deferred into cash pursuant to the Amended 2005 Directors Deferred Compensation Plan.

Equity Plans for Directors

There were two plans that governed equity awards to non-employee Directors during Fiscal 2008.

The Amended 2006 Non-Employee Director Equity Plan (DEP), originally approved by stockholders at the 2006 Annual Meeting and effective July 1, 2006, provides for grants of equity awards to non-employee Directors.  Each non-employee Director who is elected or appointed to the Board may receive, upon election, up to 15,000 options to purchase shares of our common stock.  Non-employee Directors, who have served a full fiscal year, may receive up to 10,000 options to purchase shares of our common stock, pro-rated for Directors who served less than one full fiscal year.  The Board of Directors has the discretion to, and has elected to, reduce the actual grants below the stockholder approved maximum amounts.  Board members currently receive 10,000 options to purchase shares of our common stock upon election to the Board and 5,000 options to purchase shares of our common stock for each full fiscal year of service, pro-rated for Directors who serve less than one full fiscal year.

The DEP also allows for the award of other equity instruments such as stock appreciation rights, restricted stock and restricted stock units.  As of the date of this Proxy Statement, only stock options have been awarded to non-employee Directors under the DEP, and there are currently no plans to award other types of equity instruments to our Directors.

The Amended 2005 Director Deferred Compensation Plan (Deferred Plan) allows each non-employee Director the option to defer all or a portion of the Board fees into cash, stock units or stock options annually on a calendar year basis.  Any eligible Director may make a deferral by delivering an election to us not later than December 31 of the year immediately preceding the year to which the election is related.  Newly elected or appointed eligible Directors have 30 days following the date on which they first became a Director to make such election.

Three of the five eligible Directors elected to defer all of their fees for Calendar 2007.  All three have also opted for deferral in Calendar 2008.  In Calendar 2007, Mr. Anderson elected deferral into stock units, Mr. Saunders elected deferral into stock options and Mr. Yother elected deferral into cash.  For Calendar 2008, all three Directors have elected to continue their previous elections.  Deferrals to stock options are governed by the DEP.

In 2007, the Internal Revenue Service issued guidance that now subjects the Director’s deferred compensation to Section 409A.  Under the Internal Revenue Code Transition relief, directors have a grace period through Calendar 2008 to change their original elections of deferral and payment election upon separation of service.  As of the date of this Proxy Statement, no Director had elected to change their current deferral elections.

Stock Awards.  During Fiscal 2008, no stock awards were granted to Directors under the DEP.

Under the Deferred Plan, Mr. Anderson elected to defer all Board and Committee fees earned during Calendar 2007 into common stock units, payable upon his retirement from the Board of Directors.  To determine the stock units earned, the total fees earned each calendar quarter is divided by the closing price on the last day of the calendar quarter, rounded to the nearest whole share.  Mr. Anderson’s total fees earned during Fiscal 2008 of $32,500 were converted to 1,254 shares of common stock units (as it related to $32,500 of the fees earned in Calendar 2007).  Additional fees of $1,500 were earned in Fiscal 2008 and will be allocated in the first quarter of Calendar 2008.

Option Awards.  The annual option grant to non-employee Directors occurs on the same date as the annual grant of equity awards to management and our other employees.  The Compensation Committee has adopted the third business day following the release of operational results for the fiscal year as the grant date for annual management and employee awards.  Therefore, stock awards under the DEP relating to service during the current fiscal year will be awarded the following fiscal year.  All eligible Directors served the full fiscal year and were awarded 5,000 options to purchase our common stock pursuant to the provisions of the DEP on March 18, 2008.

Under the Deferred Plan, Mr. Saunders elected to defer all Board and Committee fees earned during Calendar 2007 into stock options (governed by the DEP).  The total fees earned each calendar quarter is divided by the closing price on the last day of the calendar quarter times a factor of 0.33 to determine the number of stock options earned for that period.  Mr. Saunders earned total fees of $39,000 in Fiscal 2008 of which $39,000 was attributable to Calendar 2007.  The Calendar 2007 fees were converted into 4,795 options to purchase shares of our common stock.  Additional fees of $1,000 were earned in Fiscal 2008 and will be allocated in the first quarter of Calendar 2008.

Options awarded to outside Directors vest immediately upon grant and expire on the tenth anniversary of the date of grant.  Effective January 29, 2006, we adopted the fair value recognition provisions of Statement of Financial Accounting Standard (SFAS) No. 123R, “Share-Based Payments,” using the modified prospective transition method.  The fair value of each stock option is estimated on the grant date using the Black-Scholes option-pricing model with various assumptions used for new grants.  (See “Stock-Based Compensation” in our Annual Report on Form 10-K filed on April 2, 2008).  Following is the weighted average fair value of each option granted with the corresponding assumptions for the same periods:

	Grant Date
	3/19/2007	3/31/2007	6/30/2007	9/30/2007	12/31/2007
Weighted average fair value at grant date	$10.56	$10.68	$9.89	$9.56	$8.43
Expected option life (years)	4.07	4.07	4.07	4.20	4.20
Expected volatility	39.22%	39.22%	36.33%	41.07%	48.01%
Risk-free interest rate	4.53%	4.55%	5.00%	4.11%	3.39%
Dividend yield	0.00%	0.00%	0.00%	0.00%	0.00%
Options awarded (annual grant)	25,000	--	--	--	--
Options awarded (deferred director fees)	--	1,086	1,024	1,130	1,555

We calculate the expected term for our stock options based on historical exercise behavior.  The volatility used to value stock options is based on historical volatility using an average calculation methodology based on daily price intervals as measured over the expected term of the option.

All Other Compensation

We have determined that there was no other compensation paid to Directors for director services in Fiscal 2008 except the occasional gift usually in the form of sporting goods merchandise such as footwear or apparel and the interest earned on Mr. Yother’s deferred compensation.  The occasional gifts have an immaterial market value.  Each Director is entitled to reimbursement for his reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board or its committees and related activities, including Director education courses and materials.  The interest earned by Mr. Yother on his deferred compensation of $1,726 is not included in the Fees Earned or Paid in Cash Table.

Director Compensation Changes for Fiscal 2009

No changes to Director compensation, either in fee structure or in equity awards has been recommended or approved for Fiscal 2009.

Stock Ownership Guidelines for Non-Employee Directors

In December 2005, the Compensation Committee adopted stock ownership guidelines in an effort to better align personal and corporate incentives of Directors with our stockholders.  By December 2009 or within four years of a Director’s election or appointment, whichever is later, non-employee Directors are required to maintain ownership of Company equity in an amount equal to three times (3x) their standard Director fees.  Company equity may be in the form of common stock or common stock equivalents such as options, restricted stock, restricted stock units, etc.   To determine if the ownership requirement has been met, the Committee values shares of stock owned and all restricted stock units at the closing price on the last business day of the date of valuation and values vested stock options at their grant date fair value as determined under the Company’s valuation model under 123R.  As of the fiscal year ended February 2, 2008, all standing Directors had met the stock ownership guidelines.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this report and discussed it with management.  In reliance on such reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis following this report be included in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended February 2, 2008.

Submitted by the members of the Compensation Committee of the Company’s Board of Directors:

Ralph T. Parks, Chairman
Cark Kirkland
Thomas A. Saunders, III
Alton E. Yother

The Compensation Committee report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Compensation Committee Report by reference therein.

Compensation Committee Interlocks and Insider Participation

No present or former Named Executive Officer of the Company or its subsidiaries serves as a member of the Compensation Committee.  During Fiscal 2008, there were no interlocking relationships between any Named Executive Officer of the Company and any entity whose Directors or Named Executive Officers serve on the Company’s Board of Directors and/or Compensation Committee.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Overview of Compensation Program

This Compensation Discussion and Analysis describes the compensation philosophy, objectives, policies and practices with respect to our named executive officers (NEO’s).  The NEO’s are the Chairman of the Board/Chief Executive Officer (CEO), the Chief Financial Officer, the President/Chief Operating Officer (COO), the Vice President of Merchandising and the Vice President of Operations.

Role of Our Compensation Committee

The Compensation Committee approves all compensation and equity awards to executive officers, including the CEO.  Generally, upon its own initiative, the Compensation Committee reviews the performance and compensation of the CEO and, following discussions with him where it deems appropriate, establishes his compensation.  Our Compensation Committee also administers the Company’s Amended 2005 Equity Incentive Plan (EIP) and approves all equity grants, including grants to executive officers and excluding non-executive new-hires.  In addition, the Compensation Committee reviews goals and other matters relating to the Company’s other bonus and incentive plans for senior executives.

Role of Executive Officers in Compensation Decisions

Michael J. Newsome, our Chairman of the Board and CEO, annually reviews the performance of each NEO with the Compensation Committee and makes recommendations with respect to each key element of executive compensation for NEOs, excluding himself, as well as other senior executives.  The Committee generally approves his recommendations with minor adjustments.  Effective January 1, 2007, with the adoption of the Statement of Employee Equity Grant Practices, the Committee shall conduct these reviews within 90 calendar days of the Company’s fiscal year end.

Compensation Program Objectives and Philosophy

Our overall compensation program has been designed to attract and retain key executives and to provide appropriate incentives to these executives to maximize our long-term financial results for the benefit of the stockholders.  Executive compensation is structured to ensure that there is an appropriate balance between our short-term and long-term performance as well as a balance between our financial performance and stockholder return.  This is reflected in the majority of the executive’s compensation being performance-based and contingent on Company-wide performance. Our corporate culture of being a “low-cost” operator is reflected in the Compensation Committee’s philosophy for its executives, especially with respect to compensation that is assured and not contingent on performance.

Base salary is competitive but generally conservative when compared to other retail, general industry and manufacturing organizations.  Substantial additional earnings opportunities are provided through achievement of Company and individual performance goals as well as equity-based awards.  We have set base pay relatively low and combined it with a significant performance component that provides our executives with an aggressive incentive-based compensation scheme consistent with our emphasis on being a “low cost” operator.  Individual compensation levels are based upon the duties and responsibilities assumed by each executive officer, individual performance and the attainment of individual goals.  The majority of performance-based compensation is related to the achievement of Company-wide goals while a smaller percentage is related to individual goals.  The Committee believes its philosophy that a higher percentage of pay dependent on our performance adds stockholder value by aligning executive compensation with revenue and net income growth.

The long-term incentive design objectives are to align shareholder and management interests through incentives that practice the highest level of corporate governance and focus on rewarding our executives for increased Company value and financial results over the long-term.  In determining equity awards, the Committee endeavors to reinforce the “pay for performance” philosophy while creating a simple program design and structure that helps manage cost to the Company and encourages share ownership and retention.  Beginning in Fiscal 2007, the Committee chose to make all equity awards in the form of performance-based restricted stock units (RSUs) with cliff vesting provisions and contingent on Company financial results.

The Compensation Committee recognizes the importance of maintaining sound principles for the development and administration of compensation and benefit programs and has taken steps to significantly enhance the Committee’s ability to effectively carry out its responsibilities as well as ensure that we maintain strong links between executive pay and performance.  Over the past few years, the Committee has:

•	held executive sessions without the presence of management;
•	hired an independent compensation consultant to advise on executive compensation issues;
•	implemented a compensation structure for senior management;
•	recommended stock ownership guidelines to better align personal and corporate incentives of NEOs and Directors;
•	recommended the 2006 Executive Officer Cash Bonus Plan to facilitate its mission to attract and retain highly qualified executives.

The Compensation Committee’s Charter reflects these and other responsibilities, and the Committee and the Board periodically review and revise the Charter.  The Board determines the Committee’s membership.

The Committee structured the total compensation program for executives to consist of the following components:

•	salary;
•	cash bonuses;
•	equity awards; and
•	certain other benefits.

The Committee believes that a significant portion of the total compensation opportunity for executives should be allocated to cash bonuses and equity awards that are contingent on the achievement of pre-determined performance measures in order to align compensation with the interests of stockholders.  Performance measures for management are based on Company-wide targets as well as personal achievement, with a greater emphasis on Company goals for more senior personnel.

Generally, our goal is to set our NEO’s salaries at a level that approximates the 25th percentile of comparable companies, but increase their contingent bonuses and equity awards so that the total compensation opportunity is at or above the 50th percentile.  In some cases, an NEO’s total compensation opportunity or the components of compensation may be above or below these target levels because of individual factors considered by the Committee.

Our long-term compensation for NEOs has historically consisted of equity awards such as options and RSUs. During Fiscal 2007, the Committee generally allocated 70% of the long-term compensation for Vice Presidents and above to stock options and 30% to RSUs. This relatively high allocation to options reflects our historical equity award philosophy to emphasize leverage and alignment with the interests of our shareholders.  For Fiscal 2008, the Committee opted to award only RSUs in the annual employee award, which included executive officers.  The RSU awards to executive officers contained performance criteria set by the Committee that had to be achieved during Fiscal 2008.  The awards were to cliff vest in five years.  In addition, 50% of the award could accelerate to three year cliff vesting if achievement of additional performance criteria set by the Committee was met.  (See “Future Planning” on page 42.) The decision to award RSUs was made to align the executive’s long-term incentive with the Company’s long-term goals while still maintaining the interests of the shareholders.  The weighting between options and restricted stock units, as well as other elements of compensation, may be adjusted in the future as our compensation philosophy evolves.

Compensation Benchmarking; Role of Compensation Consultants

The Compensation Committee has retained the services of an external compensation consultant, Hewitt Associates.  The mandate of the consultant is to serve the Company and work for the Committee in its review of executive and Director compensation practices, including the competitiveness of pay levels, executive compensation design issues, market trends and technical considerations.  The nature and scope of services rendered by Hewitt Associates on the Committee’s behalf includes:

•	competitive market pay analyses, including Total Compensation Measurement™ (TCM™) services, proxy data studies and market trends;
•	ongoing support with regard to the latest relevant regulatory, technical and/or accounting considerations impacting compensation and benefit programs;
•	assistance with the redesign of compensation or benefit programs, if desired or needed; and
•	preparation for and attendance at selected management, committee or Board meetings.

The Committee did not direct Hewitt Associates to reach any particular conclusion or to perform the above services in any particular manner or under any particular method nor did we utilize Hewitt Associates in any other role or for any other services during Fiscal 2008.  The Committee evaluates the consultant periodically and has the authority to hire and terminate the consulting services at will.  Although the consultants may seek information from certain employees within our Company, including our NEOs, the Compensation Committee has the sole authority to direct the work of the compensation consultant.

During Fiscal 2008, the consultant reviewed data from 18 nationwide retail companies considered peers.  This peer group consisted of the following companies:

Footlocker, Inc.	Urban Outfitters, Inc.	Buckle, Inc.
Dicks Sporting Goods, Inc.	Eddie Bauer Holdings	Sharper Image Corp.
Brown Shoe Co., Inc.	Big 5 Sporting Goods Corp.	Books-A-Million, Inc.
Stage Stores, Inc.	Footstar, Inc.	United Retail Group, Inc.
Claires Stores, Inc.	Hastings Entertainment, Inc.	Kirkland's, Inc.
Finish Line, Inc.	Jos A Bank Clothiers, Inc.	Sport Chalet, Inc.

The consultants met with Mr. Parks, Chairman of the Committee, and Mr. Newsome, separately, as well as with the entire Compensation Committee who in turn communicated its findings to the Board.  The Board reviewed and analyzed the information provided by the consultants and changes were implemented that the Compensation Committee believed were relevant to our overall compensation philosophy.  Specifically, adjustments were made to the equity structure of the NEOs for their Fiscal 2009 awards, to include long-term performance criteria that parallel the Company’s long-term goals.

The independent compensation consultant received a fee for its services in Fiscal 2008.    The Committee believes that the in-depth studies performed by the consulting firm provides useful guidance that can be used in shaping the executive compensation package over the next few years and anticipates engaging the independent consultant on an as-needed basis.  The Committee did not engage any compensation consulting firms during Fiscal 2007.

Salary

We provide our executives with assured cash compensation in the form of base salary. We use base salary as the foundation for the other components of compensation.  The salary levels for our executive officers for the fiscal year ended February 2, 2008, including the salary of Mr. Newsome as Chief Executive Officer and Chairman of the Board, are based upon individual performance and responsibility, as well as the salary levels paid by other similarly situated sporting goods and specialty retail companies from our peer group.  Based upon a review of such companies, the base salary levels approved by the Board of Directors are generally lower than the average salary levels of such companies because the Committee’s philosophy is that performance-based pay adds more value to the stockholder.

Bonus and Non-Equity Incentive Plan Compensation

Our cash bonus program is designed to provide short-term incentive compensation to our executives based upon pre-established performance goals for the Company and each executive, individually.  The Compensation Committee determines the amounts of target bonus awards for each executive as a percent of their base salary.  For Fiscal 2008, the Committee approved the payment of cash bonuses to our executives ranging from 0.0% to 4.9% of annual base salary.  The lower than historical payout of annual cash bonuses was the result of failure to achieve pre-determined performance goals set by the Committee and based on Company results as outlined in our Proxy Statement dated May 2, 2007.  For Fiscal 2007, the Committee approved the payment of cash bonuses to our executives, ranging from 47% to 82% of annual base salary.  Bonus targets emphasize individual contribution to our success during the year and the performance of those aspects of our business for which each executive has responsibility.  See the Summary Compensation Table and narrative discussion below for individual executive officer detail.

For Fiscal 2008, the executives’ combined bonus potential for Company and individual goals ranged from 75% to 90% of their individual base salaries, compared to a range of 65% to 90% for Fiscal 2007.  Beginning with Fiscal 2008, the Company performance goals were based on earnings before interest and taxes (EBIT) determined by the annual budget as approved by the Board of Directors.  For Fiscal 2008 and Fiscal 2007, the Company performance bonus component ranged from 75% to 90% of the executives’ total bonus potential. The more senior executives have a larger percentage of their bonus potential tied to Company performance goals than individual goals.  Additionally, the Company performance component is structured so that the attainment of less than 100% of the established Company goal may result in executive bonuses less than the specified bonus potential and attainment of greater than 100% of the established Company goal may result in executive bonuses in more than the specified bonus potential.  This tiered structure is applied to all our NEOs.

For Fiscal 2008 and Fiscal 2007, the executive’s earned percentages of his or her Company performance bonus depended on the Company’s actual performance in relation to the Company’s performance goal as summarized in the following table:

% of Company Performance Goal Attained	Portion of Executive’s Company Performance Bonus Deemed Earned
Below 85.0%	0%
85.0%	62.5%
90.0%	75.0%
95.0%	87.5%
100.0%	100.0%
105.0%	112.5%
110.0%	125.0%
115.0%	137.5%
120.0% or above	150.0%

The complete table for Fiscal 2008 included all whole percentages between 85% and 110% of goal attained.  The complete table for Fiscal 2007 included all whole percentages between 85% and 120% of goal attained.  In Fiscal 2008, the Company performance goal was $67.7 million in EBIT of which the Company achieved $48.2 million in EBIT.  As a consequence 71% of the goal was achieved and no portion of the Company bonus was earned.  In Fiscal 2007, the Company performance goal was $42.5 million in net income, exclusive of stock-based compensation expense, of which the Company achieved $40.9 million in net income, exclusive of stock-based compensation expense.  As a consequence 96% of the goal was achieved and 90% of the Company bonus was earned.

Calculation of the Company performance bonus earned by each executive is based on the final audited financial statements and, if applicable, is usually paid out in March of the following year.  While the Compensation Committee reserves the right to make adjustments to goals after they are established, it has not done so during the last three fiscal years.  Any such modification would be carefully considered by the Committee and applied to the special circumstances that warrant the modification.

The Compensation Committee also establishes annual individual performance goals for each executive officer.  For Fiscal 2008 and Fiscal 2007, the portion of the bonus potential related to individual goals ranged from 10% to 25%.  The composition of the executives’ individual goals generally included targets for new store sales volume and return on investment.  These targets were based on our current store models.  The run rate is calculated based on store performance through August of the subsequent fiscal year.  For example, this bonus component for Fiscal 2008 will be calculated based on performance through August 2008 for stores opened during the fiscal year ended February 2, 2008 and will be paid in September 2008, if achieved.

Mr. Newsome’s individual bonus component was based solely on a target for new store sales volume and return on investment in both Fiscal 2008 and Fiscal 2007.  The other executive officers had individual bonus dollars tied to performance goals that varied by executive and generally included targets in the following areas:

•	new store sales volume and return on investment;
•	items per sales transaction;
•	store labor as a percent of sales;
•	store operating costs as a percent of sales;
•	inventory turns;
•	inventory shrinkage control;
•	aged inventory control; and
•	distribution expense control.

The individual portion of the executive bonus also included qualifiers in order to receive any portion of the individual bonus component.  These qualifiers varied by executive and generally included the following:

•	visit a specified number of our stores;
•	work a specified number of hours in our stores assuming the duties of a regular hourly employee; and
•	have no material weakness in internal control over financial reporting in their area(s) of responsibility.

With the exception of the individual goal based on new store sales volume defined above, calculation of bonus earned for these individual performance goals is based on the final audited financial statements and is usually paid out in March of the following year with the Company performance bonus component.  There have been no waivers of the goals established by the Committee during the last three fiscal years, but it reserves the right to make them when warranted to address unusual circumstances.

With the adoption of the 2006 Executive Officer Cash Bonus Plan (Bonus Plan), the Committee has guidelines by which to offer incentives to executive officers through the use of qualified performance-based compensation while still protecting the Company’s deductibility of executive compensation under Internal Revenue Code Section 162(m).  Adoption of the Bonus Plan by our stockholders allows more flexible compensation options within our overall compensation philosophy.

Stock Awards and Option Awards

Historically, substantially all of our equity compensation consisted of stock options. This form of equity provided leverage in aligning long-term compensation with the interests of shareholders. It was also entitled to favorable accounting and tax treatment. As a result of the adoption of SFAS No. 123R, the accounting treatment and administration of stock options made them less attractive in Fiscal 2007.  The Committee assessed the desirability of granting shares of restricted stock units, particularly to senior management, and concluded that introducing restricted stock units would provide long-term incentives while reducing adverse accounting and administrative consequences.

Through our Amended 2005 Equity Incentive Plan (EIP), the Committee now has a wide range of award-based incentive options to offer our executive officers.  Equity award types including stock options, stock appreciation rights, performance units and restricted stock units, may now be granted at the discretion of the Committee.  During Fiscal 2008, the Company awarded 52,700 performance-based restricted stock units to a total of five executive officers.  During Fiscal 2007, the Company awarded 47,200 stock options and 35,000 time-based restricted stock units to a total of five executive officers.

Our practice is to determine the dollar amount of equity compensation that we want to provide to our executive officers as a percentage of base salary and then to grant equity awards based on a formula that yields a value based on the 30-day trailing average (trailing average) price of our stock.  Awards granted to our executive officers in Fiscal 2008 and Fiscal 2007 reflect our desire to provide incentives to these individuals to enhance our growth and success.  In Fiscal 2008, equity awards to our named executive officers were based on 75% to 110% of their base salary and consisted solely of restricted stock units and a trailing average of $17.94.  In Fiscal 2007, equity awards to our named executive officers were based on 100% of their base salary, allocated 70% to stock options and 30% to restricted stock units.  The value of the options was based on 40% of the trailing average.  The value of the restricted stock units was based on 80% of the trailing average.  Mr. Newsome also received an additional award of restricted stock units as a one-time special award.  Awards to the remainder of the employee participants are not generally based on the employees’ salary, but primarily on historical grant levels with consideration for changes in duties.  In Fiscal 2008, the grants made to the non-executive employees consisted solely of restricted stock units.  In Fiscal 2007, their award was split between stock options and restricted stock units on either a 70%/30% split or a 50%/50% split.  For purposes of this allocation, we considered a restricted stock unit to be worth 2.75 stock options.  (See Summary Compensation Table, Grants of Plan-Based Awards Table and narrative discussions below for individual executive officer detail for Fiscal 2008.)

In Fiscal 2009, the Committee has awarded only restricted stock units to all participating employees, including the named executive officers up to Plan limitations.  The executive officer awards ranged from 75% to 82% of their base salary and 80% of the trailing average.  Mr. Newsome’s award was limited to the Plan provisions of 30,000 restricted stock units per calendar year which equated to an award calculated on 82% of his base salary rather than the intended 110% of his base salary.  Awards to other participating employees were primarily based on their historical grant levels and overall value to the Company with consideration for changes in duties.  The total number of restricted stock units approved by the Committee and awarded to participating employees was 220,255, of which our named executive officers received 91,200.  The Committee is considering further compensation to Mr. Newsome for Fiscal 2009 to maintain the percentage of base salary the Committee has established for his position with the Company.

Timing of Equity Awards

We grant equity awards to our employees generally on three occasions: annually, upon hire (for certain senior positions) and occasional special one-time grants to executive management upon approval by the Compensation Committee.  The fair value of awards is based on the closing price of our common stock on the date of grant (or if not a business day, the immediately preceding business day) as defined in our equity plans.

Historically and in Fiscal 2008 and Fiscal 2007, we granted all annual employee equity awards, including our executives, on the same day each year; typically in February or March and typically following the Compensation Committee’s first meeting of the fiscal year.  However, the chief executive officer’s annual award for Fiscal 2007 was made on the last day of Fiscal 2006.  This was an isolated occurrence related to the implementation of SFAS No. 123R.

Under the Statement of Employee Equity Grant Practices adopted by the Compensation Committee and effective January 1, 2007, and beyond, the date for annual awards to executives and employees is expected to be the third business day following the release of our annual results.  In addition, grants to newly hired executives shall be made on the first day of the fiscal quarter after hire.  Special purpose grants shall be effective as of the Friday following the Compensation Committee’s formal approval.  The Committee reserves the right to modify this practice if circumstances warrant. No award will be deemed made until all material terms, including the number of shares, grant date, and the identification of each grantee, is determined with finality without the benefit of hindsight.

Employment and Retention Agreements

In March 2005, the Compensation Committee approved a Retention Agreement with Mr. Newsome to secure his continued part-time employment in the event he retires from his position of Chief Executive Officer.  Under the terms of this agreement, Mr. Newsome has agreed to serve as a part-time advisor on various business matters of importance to us, as determined by the Board.  The initial term of the agreement is effective beginning on such unspecified date that Mr. Newsome steps down as Chief Executive Officer and continues through the end of the third fiscal year after such beginning date.  The compensation for such services shall be mutually agreed upon between Mr. Newsome and the Board.  The Board may award additional compensation in the nature of a bonus for services performed.  In addition, Mr. Newsome shall be eligible to participate in any benefit plan made available to our senior executives, subject to such terms governing eligibility, participation and other matters.

There are currently no other employment or retention agreements issued by the Company.

Severance and Change in Control Payments

In January 2008, the Compensation Committee adopted a Change in Control Severance Agreement (Agreement) for our named executive officers.  If a covered executive’s employment is terminated by the Company without cause or by the executive for good reason within: (i) two years following a Change in Control; or (ii) within a six-month period prior to a Change in Control if the executive’s termination or resignation is also directly related to or occurs in connection with a Change in Control, the Company shall pay the executive a severance payment in the amount equal to one and one half (1.5) times the sum of the executive’s covered salary and covered bonus.  The severance shall be paid within thirty (30) days of the executive’s termination date or the Change in Control date, whichever is later.  In addition, to the extent the executive has been granted equity compensation under the Company’s equity compensation plans, the executive’s interest in such awards would become fully exercisable, vested and nonforfeitable as of the Change in Control date, to the extent not already exercisable or vested as of such date.

The covered salary for purposes of this Agreement shall mean the highest annual rate of base salary paid to the executive by the Company prior to the termination or resignation of the executive’s employment.  The covered bonus for purposes of this Agreement shall mean the average of the actual cash bonuses paid to the executive for the five years prior to the year of the executive’s termination or resignation from the Company (or shorter period if the executive has been employed for a shorter period), but not to exceed the target bonus in the year of termination or resignation.

The following table shows the estimated payouts to our named executive officers if a Change in Control event occurred on February 2, 2008:

	Named Executive Officer (1)
	Newsome	Smith	Rosenthal	Pryor
Salary & Bonus (2)
Covered Salary	$ 697,500	$ 390,000	$ 397,500	$ 363,000
Covered Bonus	384,901	195,000	198,750	181,500
Cash Payout	1,082,401	585,000	596,250	544,500

Equity Awards (3)
Restricted Stock Units	572,100	188,793	188,793	38,140
Stock Options	343,035	296,966	171,518	85,765
Total Value of Equity	915,135	485,759	360,311	123,905

TOTALS	$ 1,997,536	$ 1,070,759	$ 956,561	$ 668,405

(1)
Our former President, Mr. Priddy, was not included as his termination was prior to the end of Fiscal 2008.  Our current President and Chief Operating Officer, Nissan Joseph, was not included as his first day of employment was January 27, 2008.

(2)
Covered salary was based on the highest annual rate of base pay paid to each NEO.  Covered bonus for each NEO was based on a five year average of bonuses paid.  The covered bonuses for Mr. Smith, Mr. Rosenthal and Ms. Pryor were limited to the target bonus for Fiscal 2008.

(3)
The value of equity awards was calculated on non-vested awards using the closing price of our stock on February 2, 2008 of $19.07.  Restricted stock units were valued at the closing stock price times the number of shares non-vested.  As of February 2, 2008, the number of non-vested RSUs was 30,000, 9,900, 9,900 and 2,000 for Mr. Newsome, Mr. Smith, Mr. Rosenthal and Ms. Pryor, respectively.  Stock options considered “in the money” were valued using the spread (closing price less exercise price).  As of February 2, 2008, the number of non-vested stock options “in the money” was 47,250, 33,750, 23,625 and 11,813 for Mr. Newsome, Mr. Smith, Mr. Rosenthal and Ms. Pryor, respectively.  The total number of non-vested stock options at February 2, 2008 was 91,646, 48,373, 48,373 and 26,811 for Mr. Newsome, Mr. Smith, Mr. Rosenthal and Ms. Pryor, respectively.

Prior to January 2008, our executive officers were not covered under a general severance plan, nor were there any provisions for severance or change in control payments for executive officers other than those described under “Employment Agreements” or those provided within applicable equity plans.  The provisions within our equity plans are applicable to all participants and not unique to our executive officers.  The Compensation Committee in its discretion would determine any severance benefits payable to them.  Pursuant to a Change of Control under the EIP, the Committee, in its sole discretion, may determine that all equity awards, regardless of type, become fully exercisable and that such awards remain vested or exercisable regardless of whether the employment or other status of the participants shall continue with the Company.  The Committee may also determine, in its sole discretion and without the consent of any participant, that some or all participants holding outstanding awards receive cash settlements in exchange for redemption of all or a part of such awards.   The Committee shall ensure that no such acceleration or payment would constitute a parachute payment as defined in Section 280G(b)(2) of the Code that would result in such payments being subject to the excise tax imposed by Section 4999 of the Code.  None of the Change in Control payments represented in the table above would have been subject to the limitations of this code section.

Upon authorization by the Compensation Committee after consultation with outside experts in Fiscal 2006, we agreed to provide a Medicare supplemental health insurance policy for Mr. Newsome and his wife, effective after his retirement and thereafter during their lifetimes.   The Company has estimated that it will cost approximately $35,000 to provide this benefit.

Paid Time Off Benefits

We provide vacation and other paid holidays to all eligible employees, including executive officers.  We currently allow six paid holidays.  Vacation is based on years of service and ranges from two to three weeks for our executive officers.

Equity Ownership

The Compensation Committee adopted stock ownership guidelines for our executive officers in December 2005.  Within four years of the date of adoption or an executive officer’s hire date or promotion to a covered office, whichever is later, the following equity ownership must be maintained in the amounts indicated:

Office Held	Stock Ownership Requirement
Chairman of the Board and Chief Executive Officer	Three (3) times base salary
President	Two (2) times base salary
Chief Financial Officer, Vice President of Merchandising, Vice President of Operations	One (1) times base salary

Company equity may be in the form of common stock or common stock equivalents such as options, restricted stock, restricted stock units, etc.   To determine if the ownership requirement has been met, the Committee values shares of stock owned and all restricted stock units at the closing price on the last business day of the date of valuation and values vested stock options at their grant date fair value as determined under the Company’s valuation model under 123R.  As of our fiscal year ended February 2, 2008, only our newly hired President had not met the guidelines.  Mr. Joseph has until January 2012 to comply with the established guidelines.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally provides that publicly held companies may not deduct compensation paid to executive officers to the extent such compensation exceeds $1 million per executive in any year.  Pursuant to regulations issued by the Treasury Department, certain limited exceptions to Section 162(m) apply with respect to “qualified performance-based compensation” such as stock option grants, annual bonus and performance shares which satisfies the specific requirements imposed by Section 162(m).  We have taken steps to provide that these exceptions will apply to a majority but not all of the compensation paid to our executive officers.   We continue to monitor the applicability of Section 162(m) to our ongoing compensation arrangements.  It continues to be the Committee’s desire that a majority of the bonus compensation paid to our executive officers under the Bonus Plan qualify as performance-based compensation and be deductible for federal income tax purposes under Section 162(m).

Financial Restatement

We do not currently have a policy governing executives “paying back” bonuses from previous years if it is determined, through financial restatement or other factors, that the original goals set in those years had not been met.  Bonuses are based on achieved financial targets and are determined based on our audited financial statements.  The Compensation Committee is considering adopting a formal policy to address reimbursement for circumstances involving fraud or misappropriation as well as financial restatement and other factors.  The Committee anticipates there will be a provision to allow for Board discretion for reimbursement, especially for circumstances the Board feels are beyond the control of the affected executive.

The Compensation Committee has the discretion to waive or revise performance goals, but has never exercised this right in the past.

Annual Compensation of Executive Officers

The following table reports amounts paid during the fiscal years ended February 2, 2008 and February 3, 2007 to our executive officers, including equity awards that were granted during the year and other benefits that accrued during the fiscal year.

Summary Compensation Table
For the Fiscal Years Ended February 2, 2008 and February 3, 2007
(In dollars)

Name and Principal Position	Year (1)	Salary	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	All Other Compensation (6)	TOTAL

Michael J. Newsome	2008	465,000	--	403,007	--	--	101,467	969,474
Chief Executive Officer and	2007	440,000	150	367,171	--	320,760	29,728	1,157,809
Chairman of the Board

Gary A. Smith	2008	260,000	--	51,935	232,215	12,730	15,915	572,795
Chief Financial Officer and	2007	245,000	100	51,187	283,740	124,031	3,373	707,431
Vice President

Jeffry O. Rosenthal	2008	265,000	--	51,935	232,215	-	24,679	573,829
Vice President of	2007	245,000	130	51,187	280,889	148,031	13,874	739,111
Merchandising

Cathy E. Pryor	2008	242,000	--	12,392	127,343	6,100	19,047	406,882
Vice President of Store	2007	226,000	150	11,768	151,156	99,158	7,515	495,747
Operations

Nissan Joseph (7)	2008	5,577	--	--	--	--	--	5,577
President and Chief
Operating Officer

Brian N. Priddy (8)	2007	308,000	60	64,018	91,679	194,408	9,963	668,128
Former President

Note:  The Summary Compensation Table requires a column for Change in Pension Value and Nonqualified Deferred Compensation Dollars of which the Company has none.  Therefore, for presentation purposes, these columns were omitted.

(1) Hibbett Sports Inc.’s fiscal year ends on the Saturday nearest to January 31 of each year.  Fiscal 2008 ended on February 2, 2008.  Fiscal 2007 ended on February 3, 2007.

(2)  Bonus dollars for purpose of this presentation represent only those bonuses that were non-performance related bonuses, bonuses based on performance-based targets that were substantially certain of being met or bonuses not communicated to the executive.  All of the bonuses earned by our NEOs were performance-based bonuses of which achievement was substantially uncertain at the time they were communicated to the executives and are therefore reported under non-equity incentive plan compensation.

We give an annual bonus between the Thanksgiving and Christmas holidays to all corporate, full-time employees, based solely on years of continued service that ranges from $40 to $150.  In Fiscal 2007 all corporate, full-time employees including our NEOs received the annual bonus.  In Fiscal 2008, the NEOs did not receive the annual bonus.

(3)  Stock awards consist of restricted stock units and are valued under the provisions of SFAS No. 123R at the closing price as of the date of grant. The amount presented equals the compensation cost recognized in the financial statements with respect to all awards granted in previous and the current fiscal year presented over their applicable requisite service periods and without considering an estimate of forfeitures.  We use a 4% forfeiture rate for purposes of financial statement reporting.  (See Annual Report on Form 10-K filed on April 2, 2008 for a full description of our equity-based compensation and assumptions.)  Fiscal 2008 does not include forfeited awards granted in Fiscal 2008.  Fiscal 2007 was corrected to reflect current expense in Fiscal 2007 instead of the grant date fair value as originally presented.  All of Mr. Priddy’s awards were forfeited in Fiscal 2008 upon his resignation.

(4)  Option awards consist of options to purchase our common stock and are valued under the provisions of SFAS No. 123R using the Black-Scholes valuation model as of the date of grant.  The amount presented equals the compensation cost recognized in the financial statements with respect to all awards granted in previous and the current fiscal year presented over their applicable requisite service periods and without considering an estimate of forfeitures.  There was no compensation cost recognized for Mr. Newsome in either of the fiscal years presented because he had already satisfied age and service requirements as of the grant date and his awards were expensed fully in the period granted.  We use a 4% forfeiture rate for purposes of financial statement reporting.  (See Annual Report on Form 10-K filed on April 2, 2008 for a full description of our equity-based compensation and assumptions.)

(5)  Non-Equity Incentive Plan Compensation is defined as compensation earned (whether paid during the period or not) based on the achievement of performance criteria that is substantially uncertain at the time they were established and communicated to the executive.

Our executive bonuses are comprised of a company and individual performance component, both of which are a percent of base salary and based on performance criteria the Committee feels is substantially uncertain at the time it is established and communicated to the executive.  Most of the criteria established by the Committee requires an improvement on ratios and earnings from the prior year.  Performance measures are not based on the price of our equity securities nor settled by the issuance of our securities.

For Fiscal 2008, the company component was based on a specified EBIT goal that was considered earned (in part) when 85% of the stated EBIT goal was achieved and increased as the percent of goal attainment increased.  In Fiscal 2008, no portion of the EBIT goal was achieved and therefore, no bonus was earned by any executive.  The bonus dollars presented represent those pieces of the individual goal determined achieved based on our Fiscal 2008 financial results.

For Fiscal 2007, the company component was based on a specified net income goal, exclusive of stock-based compensation expense, that was considered earned (in part) when 85% of the stated net income goal was achieved and increased as the percent of goal attainment increased.  In Fiscal 2007, the bonus dollars originally presented in the table included a portion of each executive’s individual bonus that was not determinable at the time of filing but was included because the Committee believed it was probable that each executive would receive their targeted bonus potential for new store performance through August 2007.  However, the bonus was not achieved and the Fiscal 2007 non-equity incentive plan compensation numbers have been adjusted to reflect this reduction.  The amounts that were originally included in the Fiscal 2007 total for Messrs. Newsome, Smith, Priddy and Rosenthal and Ms. Pryor that represented that portion of the incentive bonus was $39,600, $11,021, $15,000, $12,938 and $7,000, respectively.

The targeted bonus potential for Fiscal 2008 and Fiscal 2007 was communicated to each executive officer following the February 2007 and February 2006 meetings of the Compensation Committee, respectively.

(6)  Other compensation is made up of the incremental cost to us of benefits and other perquisites.  The following table further details those items listed in total in the Summary Compensation Table under the column heading “All Other Compensation”:

All Other Compensation
For the Fiscal Years Ended February 2, 2008 and February 3, 2007
(In dollars)

	Newsome		Smith		Rosenthal		Pryor		Joseph	Priddy
Description	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007
401(k) contribution match by company (a)	5,787	4,439	4,250	--	--	317	4,010	558	--	2,243
Personal use of company automobiles (b)	2,801	2,288	--	--	--	--	2,040	1,432	--	4,361
Tax gross-ups (c)	85	41	--	1	--	3	62	30	--	55
Stock option reclassification adjustment (d)	92,794	22,960	11,665	--	24,679	13,554	12,935	1,429	--	--
Physical examinations (e)	--	--	--	3,372	--	--	--	4,066	--	3,304
TOTAL	101,467	29,728	15,915	3,373	24,679	13,874	19,047	7,515	--	9,963

(a)
For both Fiscal 2008 and Fiscal 2007, the Board of Directors approved a discretionary match of 75% of the first 6% of contributions for all eligible employees, including executives.  Mr. Newsome’s Fiscal 2007 amount was adjusted by $3,833 for refunds made pursuant to being a top-heavy plan.

(b)
Three of our NEOs had use of company-owned vehicles in each of the fiscal years presented.  Mr. Priddy’s Fiscal 2008 amount of $2,772 is not included in this schedule.  We have computed the value of the automobile to each applicable executive as the incremental cost to us by allocating the cost of maintenance and fuel based on their personal use.

(c)
Tax gross-ups were made for the adjustment to compensation for personal use of automobiles, holiday bonuses in Fiscal 2007 and non-qualified stock option exercise transactions.  The amount for non-qualified stock option exercise transactions have been broken out as a new line item for presentation in this table from Fiscal 2007 (see footnote (d) below).  Mr. Priddy’s tax gross-up for Fiscal 2008 was $84 for personal use of an automobile and is not presented in this table.

(d)
In Fiscal 2007 and Fiscal 2008, taxes were paid on behalf of the NEOs and all other applicable employees for the past exercise of non-qualified stock options that were originally treated by the Company as incentive stock options.  The total amount of the taxes paid on their behalf was reported as income on their W-2 in Calendar 2007.  Because it was an administrative error on the part of the Company, the decision was made by the Committee to pay all taxes due for improperly classified stock option exercises from 2001 through 2006 on behalf of all employees affected, including our NEO’s.

(e)
The Board approved physical examinations for its top executives in Fiscal 2007.  They elected for these examinations to be performed at the Cooper Clinic in Dallas, Texas.  Because this was a service that could have been performed in Birmingham, we determined that the cost of having the physicals performed in Dallas was a perquisite.  Costs presented in the table includes travel.

In addition, we allow Mr. Newsome to store some personal items in a warehouse we own.  We do not maintain insurance on any of these items. It is our determination that this does not qualify as a perquisite to Mr. Newsome as there is no incremental cost to us.

(7)  Nissan Joseph was named President and Chief Operating Officer effective January 27, 2008.

(8)  Mr. Priddy resigned as President of our Company effective June 2007.  The amount reflected for Fiscal 2008 represents only those amounts earned and paid and does not include what would have been his bonus or equity awards for Fiscal 2008.

Michael J. Newsome

Michael J. Newsome served as our President from 1981 through August 2004 and was named Chief Executive Officer in September 1999 and Chairman of the Board in March 2004.  Since joining us as an outside salesman over 40 years ago, Mr. Newsome has held numerous positions with us, including retail clerk, outside salesman to schools, store manager, district manager, regional manager and President.  Prior to joining us, Mr. Newsome worked in the sporting goods retail business for six years.

Mr. Newsome currently serves as both our Chairman of the Board and Principal Executive Officer.  In determining his salary, the Compensation Committee considered the compensation of similarly situated executives among our peer group, as well as Mr. Newsome’s influence on our continued financial growth and success.  The following table represents the compensation package awarded to Mr. Newsome in each of the years presented, regardless of whether ultimately achieved or obtained:

Salary Component	Fiscal 2008	Fiscal 2007
Base Salary	$465,000	$440,000
Bonus (1)	-0-	$150
Stock Options (2) (3)	-0-	24,000 (4)
Restricted Stock Units (2) (5)	20,300	30,000 (4)
Non-Equity Incentive Plan Compensation
Company Bonus Potential (6)	$376,650	$356,400
Individual Bonus Potential	$41,850	$39,600
Performance Criteria (7) (8)	Achieve an average proforma sales of new stores at a defined return-on-investment with at least 62% of the stores achieving 95% of their proforma sales with a minimum new store opening requirement (9)	Achieve an average proforma sales of new stores at a defined return-on-investment with at least 60% of the stores achieving 95% of their proforma sales (9)

(1)  Annual holiday bonus based on years of continued service.  This bonus was not given to the NEOs in Fiscal 2008.

(2)  See “Stock Awards and Option Awards” on page 25 for a complete discussion on equity awards to executives.

(3)  Under our current equity plan grant agreement, stock options vest equally over a four (4) year term and expire on the eighth anniversary of the date of grant.  Under the provisions of our current equity plan, vesting is accelerated for death, disability or retirement (subject to years of service, age and Compensation Committee approval).  Because Mr. Newsome has met the service and age criteria for accelerated vesting upon retirement, typically his equity awards would no longer be subject to applicable vesting schedules upon retirement.

(4)  The Fiscal 2007 grant was made on the last day of Fiscal 2006 and consisted of stock options and 5,100 RSUs.  The Board determined that it was in our best interest to award Mr. Newsome’s equity awards before the effective date of SFAS No. 123R.  In March 2006, the Committee awarded Mr. Newsome a one-time executive performance-based grant of 24,900 RSUs to compensate him for his exceptional service over a long period of time.

(5)  Under our current equity plan grant agreement, executive restricted stock units typically have a five-year cliff vesting schedule.  Under the provisions of our current equity plan, vesting is accelerated for death, disability or retirement (subject to years of service and age).  Because Mr. Newsome has met the service and age criteria for accelerated vesting upon retirement, typically his equity awards would no longer be subject to applicable vesting schedules upon retirement.

(6)  See “Bonus and Non-Equity Incentive Plan Compensation” on page 23 for a complete discussion on Company bonus.

In Fiscal 2008 and based on the Company’s EBIT goal, Mr. Newsome did not earn the Company bonus.  In Fiscal 2007 and based on the Company’s net income goal achievement, Mr. Newsome earned a Company bonus of 72.9% of his base salary or $320,760.

(7)  In addition to the above listed performance criteria, the following criteria had to be met in order to qualify for the individual bonus:

•	visit a defined number of different stores in 10 different states;
•	work a defined number of shifts in retail stores, working the same duties as an hourly employee; and
•	no material weaknesses in internal control over financial reporting identified.

(8)  In Fiscal 2008, Mr. Newsome’s entire individual bonus is based on the achievement of a return-on-investment goal that will be determined in August 2008 and paid in September 2008, if achieved. We have not included the individual bonus potential of $41,850 in the Summary Compensation Table for Fiscal 2008 because we do not believe that it is probable the goal will be achieved and paid.

In Fiscal 2007, Mr. Newsome’s entire individual bonus was based on the achievement of a return-on-investment goal that was not achieved and therefore not paid.  The individual bonus was originally included in the Summary Compensation Table for Fiscal 2007 as we believed it was probable the goal would be achieved and paid.  The Summary Compensation Table presented in this Proxy Statement excludes the bonus of $39,600 in Fiscal 2007.

(9)  To determine achievement of sales goal for new stores, the run rate is calculated based on new store performance through August 2008 and August 2007 and if achieved, paid in September 2008 and September 2007 for Fiscal 2008 and Fiscal 2007, respectively.

Other Compensation.  Other compensation earned by Mr. Newsome is made up of benefits and other such perquisites identified as having value to him and an incremental cost to us.  See table on page 30 for an analysis of those items and costs identified as other compensation to Mr. Newsome.

Gary A. Smith

Gary A. Smith has been our Vice President, Principal Accounting and Chief Financial Officer since April 2001.  Prior to joining us, Mr. Smith was the Chief Financial and Accounting Officer for Moore-Handley, Inc. from 2000 to 2001.  Mr. Smith was the Director of Finance for City Wholesale, Inc. from 1997 to 2000 and a Senior Vice President of Parisian, Inc. from 1979 to 1997.

Salary Component	Fiscal 2008	Fiscal 2007
Base Salary	$260,000	$245,000
Bonus (1)	-0-	$100
Stock Options (2) (3)	-0-	11,400
Restricted Stock Units (2) (4)	7,700	2,400
Non-Equity Incentive Plan Compensation
Company Bonus Potential (5)	$146,000	$137,812
Individual Bonus Potential	$49,000	$45,938
Performance Criteria (6) (7)
(a) Achieve an average proforma sales of new stores at a defined return-on-investment with at least 62% of the stores achieving 95% of their proforma sales with a minimum new store opening requirement; (8)
(b) Improve combined aged inventory over one year old and over 6 months to a defined level; and
(c) Improve retail division shrink to a defined level.

(a) Achieve an average proforma sales of new stores at a defined return-on-investment with at least 60% of the stores achieving 95% of their proforma sales; (8)
(b) Improve combined aged inventory over one year old and over 6 months to a defined level;
(c) Improve retail division shrink to a defined level; and
(d) Improve warehouse expense as a percent to sales.

(1)  Annual holiday bonus based on years of continued service.  This bonus was not given to the NEOs in Fiscal 2008.

(2)  See “Stock Awards and Option Awards” on page 25 for a complete discussion on equity awards to executives.

(3)  Under our current equity plan grant agreement, stock options vest equally over a four (4) year term and expire on the eighth anniversary of the date of grant.  Mr. Smith is not subject to any accelerated vesting provisions on any of his equity awards due to his age.

(4)  Under our current equity plan grant agreement, restricted stock units typically have a five-year cliff vesting schedule.  Mr. Smith is not subject to any accelerated vesting provisions on any of his equity awards due to his age.

(5)  See “Bonus and Non-Equity Incentive Plan Compensation” on page 23 for a complete discussion on Company bonus.

In Fiscal 2008 and based on the Company’s EBIT goal, Mr. Smith did not earn a Company bonus.  In Fiscal 2007 and based on the Company’s net income goal achievement, Mr. Smith earned a Company bonus of 50.6% of his base salary or $124,031.

(6)  To qualify for the individual bonus in Fiscal 2008, there could be no material weaknesses in internal controls over financial reporting identified in conjunction with our Fiscal 2008 financial statements.  In Fiscal 2007, in addition to the above listed performance criteria, the following criteria had to be met in order to qualify for the individual bonus:

•	visit a defined number of different stores;
•	work a defined number of shifts in retail stores, working the same duties as an hourly employee; and
•	no material weaknesses in internal control over financial reporting identified.

(7)  In Fiscal 2008, based on the above criteria and goals, Mr. Smith earned $12,730 out of the potential $49,000 of his individual bonus.  Of the total individual bonus potential, $15,000 is based on the return-on-investment goal that will be determined in August 2008 and paid in September 2008, if achieved.  We have not included the individual bonus potential of $15,000 in the Summary Compensation Table for Fiscal 2008 because we do not believe that it is probable the goal will be achieved and paid.

In Fiscal 2007, based on the above criteria and goals, Mr. Smith did not achieve any of the criteria or goals for the potential $45,938 individual bonus.  Of the total individual bonus potential, $11,021 was based on the return-on-investment goal that was determined in August 2007.  If achieved, the bonus would have been paid in September 2007.  This individual goal was not achieved or paid.  The individual bonus was originally included in the Summary Compensation Table for Fiscal 2007 as the Committee believed it was probable the goal would be achieved and paid.  The Summary Compensation Table presented in this Proxy Statement excludes the bonus of $11,021.

(8)  To determine achievement of sales goal for new stores, the run rate is calculated based on new store performance through August 2008 and August 2007 and if achieved, paid in September 2008 and September 2007 for Fiscal 2008 and Fiscal 2007, respectively.

Other Compensation.  Other compensation earned by Mr. Smith is made up of benefits and other such perquisites identified as having value to him and an incremental cost to us.  See table on page 30 for an analysis of those items and costs identified as other compensation to Mr. Smith.

Jeffry O. Rosenthal

Jeffry O. Rosenthal has been our Vice President of Merchandising since August 1998.  Prior to joining us, Mr. Rosenthal was Vice President and Divisional Merchandise Manager for Apparel with Champs Sports, a division of Foot Locker, Inc. from 1981 to 1998.

Salary Component	Fiscal 2008	Fiscal 2007
Base Salary	$265,000	$245,000
Bonus (1)	-0-	$130
Stock Options (2) (3)	-0-	11,400
Restricted Stock Units (2) (4)	7,900	2,400
Non-Equity Incentive Plan Compensation
Company Bonus Potential (5)	$149,000	$137,812
Individual Bonus Potential	$49,750	$45,938
Performance Criteria (6) (7)
(a) Achieve an average proforma sales of new stores at a defined return-on-investment with at least 62% of the stores achieving 95% of their proforma sales with a minimum new store opening requirement; (8)
(b) Improve inventory turn to a defined level;
(c) Improve combined aged inventory over one year old and over 6 months to a defined level; and
(d) Improve internally measured retail product margin to a defined level.

(a) Achieve an average proforma sales of new stores at a defined return-on-investment with at least 60% of the stores achieving 95% of their proforma sales; (8)
(b) Improve inventory turn to a defined level;
(c) Improve combined aged inventory over one year old and over 6 months to a defined level; and
(d) Improve internally measured retail product margin to a defined level.

(1)  Annual holiday bonus based on years of continued service.  This bonus was not given to the NEOs in Fiscal 2008.

(2)  See “Stock Awards and Option Awards” on page 25 for a complete discussion on equity awards to executives.

(3)  Under our current equity plan grant agreement, stock options vest equally over a four (4) year term and expire on the eighth anniversary of the date of grant.  Mr. Rosenthal is not subject to any accelerated vesting provisions on any of his equity awards due to his age.

(4)  Under our current equity plan grant agreement, restricted stock units typically have a five-year cliff vesting schedule.  Mr. Rosenthal is not subject to any accelerated vesting provisions on any of her equity awards due to his age.

(5)  See “Bonus and Non-Equity Incentive Plan Compensation” on page 23 for a complete discussion on Company bonus.

In Fiscal 2008 and based on the Company’s EBIT goal, Mr. Rosenthal did not earn a Company bonus.  In Fiscal 2007 and based on the Company’s net income goal achievement, Mr. Rosenthal earned a Company bonus of 52.0% of his base salary or $127,476.

(6)  In addition to the above listed performance criteria, the following criteria had to be met in order to qualify for the individual bonus:

•	visit a defined number of different stores in 10 different states;
•	work a defined number of shifts in retail stores, working the same duties as an hourly employee; and
•	no material weaknesses in internal controls over financial reporting in his area of responsibility identified for the fiscal years presented.

(7)  In Fiscal 2008, based on the above criteria and goals, Mr. Rosenthal did not earn any of the potential $49,750 of his individual bonus.  Of the total individual bonus potential, $9,950 is based on the return-on-investment goal that will be determined in August 2008 and paid in September 2008, if achieved.  We have not included the individual bonus potential of $9,950 in the Summary Compensation Table for Fiscal 2008 because we do not believe that it is probable the goal will be achieved and paid.

In Fiscal 2007, based on the above criteria and goals, Mr. Rosenthal earned $24,000 of the potential $45,938 individual bonus.  Of the total individual bonus potential, $12,938 was based on the return-on-investment goal that was determined in August 2007.  If achieved, the bonus would have been paid in September 2007.  This individual goal was not achieved or paid.  The individual bonus was originally included in the Summary Compensation Table for Fiscal 2007 as the Committee believed it was probable the goal would be achieved and paid.  The Summary Compensation Table presented in this Proxy Statement excludes the bonus of $12,938.

(8)  To determine achievement of sales goal for new stores, the run rate is calculated based on new store performance through August 2008 and August 2007 and if achieved, paid in September 2008 and September 2007 for Fiscal 2008 and Fiscal 2007, respectively.

Other Compensation.  Other compensation earned by Mr. Rosenthal is made up of benefits and other such perquisites identified as having value to her and an incremental cost to us.  See table on page 30 for an analysis of those items and costs identified as other compensation to Mr. Rosenthal.

Cathy E. Pryor

Cathy E. Pryor has been with us since 1988 and has been our Vice President of Store Operations since 1995.  Prior to 1995, Ms. Pryor held positions as a district manager and Director of Store Operations.

Salary Component	Fiscal 2008	Fiscal 2007
Base Salary	$242,000	$226,000
Bonus (1)	-0-	$150
Stock Options (2) (3)	-0-	9,200
Restricted Stock Units (2) (4)	7,200	2,000
Non-Equity Incentive Plan Compensation
Company Bonus Potential (5)	$136,125	$110,175
Individual Bonus Potential	$45,375	$36,725
Performance Criteria (6) (7)
(a) Achieve an average proforma sales of new stores at a defined return-on-investment with at least 62% of the stores achieving 95% of their proforma sales with a minimum new store opening requirement; (8)
(b) Improve retail division shrink to a defined level;
(c) Improve total store labor as a percent to sales to a defined level; and
(d) Improve items per sales transaction to a defined level.

(a) Achieve an average proforma sales of new stores at a defined return-on-investment with at least 60% of the stores achieving 95% of their proforma sales; (8)
(b) Improve retail division shrink to a defined level;
(c) Improve total store labor as a percent to sales to a defined level; and
(d) Improve items per sales transaction to a defined level.

(1)  Annual holiday bonus based on years of continued service.  This bonus was not given to the NEOs in Fiscal 2008.

(2)  See “Stock Awards and Option Awards” on page 25 for a complete discussion on equity awards to executives.

(3)  Under our current equity plan grant agreement, stock options vest equally over a four (4) year term and expire on the eighth anniversary of the date of grant.  Ms. Pryor is not subject to any accelerated vesting provisions on any of her equity awards due to her age.

(4)  Under our current equity plan grant agreement, restricted stock units typically have a five-year cliff vesting schedule.  Ms. Pryor is not subject to any accelerated vesting provisions on any of her equity awards due to her age.

(5)  See “Bonus and Non-Equity Incentive Plan Compensation” on page 23  for a complete discussion on Company bonus.

In Fiscal 2008 and based on the Company’s EBIT goal, Ms. Pryor did not earn a Company bonus.  In Fiscal 2007 and based on the Company’s net income goal achievement, Ms. Pryor earned a Company bonus of 45.1% of her base salary or $101,912.

(6)  In addition to the above listed performance criteria, the following criteria had to be met in order to qualify for the individual bonus:

•	visit a defined number of different stores in 19 different states and in each Company district;
•	work a defined number of shifts in retail stores, working the same duties as an hourly employee; and
•	no material weaknesses in internal controls over financial reporting in her area of responsibility identified for the fiscal years presented.

(7)  In Fiscal 2008, based on the above criteria and goals, Ms. Pryor earned $6,100 out of the potential $45,375 of her individual bonus.  Of the total individual bonus potential, $9,100 is based on the return-on-investment goal that will be determined in August 2008 and paid in September 2008, if achieved.  We have not included the individual bonus potential of $9,100 in the Summary Compensation Table for Fiscal 2008 because we do not believe that it is probable the goal will be achieved and paid.

In Fiscal 2007, based on the above criteria and goals, Ms. Pryor did not achieve any of the criteria or goals for the potential $36,725 individual bonus.  Of the total individual bonus potential, $7,000 was based on the return-on-investment goal that was determined in August 2007.  If achieved, the bonus would have been paid in September 2007.  This individual goal was not achieved or paid.  The individual bonus was originally included in the Summary Compensation Table for Fiscal 2007 as the Committee believed it was probable the goal would be achieved and paid.  The Summary Compensation Table presented in this Proxy Statement excludes the bonus of $7,000.

(8)  To determine achievement of sales goal for new stores, the run rate is calculated based on new store performance through August 2008 and August 2007 and if achieved, paid in September 2008 and September 2007 for Fiscal 2008 and Fiscal 2007, respectively.

Other Compensation.  Other compensation earned by Ms. Pryor is made up of benefits and other such perquisites identified as having value to her and an incremental cost to us.  See table on page 30 for an analysis of those items and costs identified as other compensation to Ms. Pryor.

Nissan Joseph

Nissan Joseph became our President and Chief Operating Officer effective January 27, 2008.  Prior to joining us, Mr. Joseph was the President and Chief Executive Officer of Hickory Brands, Inc., a privately owned manufacturer of footwear accessories, from 2003 to 2008.  He also served as General Manager of Operations for Payless Shoes in Australia for four years and worked in positions of increasing responsibilities ending as Regional Vice President for FOOTACTION USA in Texas for fourteen years.

Mr. Joseph’s only compensation from us in Fiscal 2008 was one week’s salary.  His annual salary as reported on the Current Form 8-K on January 2, 2008, was established at $290,000.  He was also awarded 10,000 time-based restricted stock units that were awarded on the first business day of the next fiscal quarter following hire, as per our Statement of Employee Equity Grant Practices, or February 4, 2008.

Brian N. Priddy

Brian N. Priddy served as our President from August 2005 through June 2007 when he resigned.  Prior to joining us, Mr. Priddy was the Executive Vice President, Operations, for Bombay, Inc., a furniture retailer, from 1998 to 2005.  Prior to that time, Mr. Priddy held various executive management positions with Sears Roebuck & Co., Lillie Rubin, Inc. and Maison Blanche, Inc.

The following table compares the compensation components of Mr. Priddy for Fiscal 2008 and Fiscal 2007:

Salary Component	Fiscal 2008	Fiscal 2007
Base Salary	$323,000	$308,000
Bonus (1)	-0-	$60
Stock Options (2) (3)	-0-	15,200
Restricted Stock Units (2) (4)	9,600	3,300
Non-Equity Incentive Plan Compensation
Company Bonus Potential (5)	$207,000	$197,120
Individual Bonus Potential	$51,400	$49,280
Performance Criteria (6) (7)
(a) Achieve an average proforma sales of new stores at a defined return-on-investment with at least 62% of the stores achieving 95% of their proforma sales with a minimum new store opening requirement; (8)
(b) Attain a defined level of total retail operating cost to retail sales for the fiscal year;
(c) Improve items per sales transaction to a defined level; and
(d) Improve total store labor as a percent to sales to a defined level.

(a) Achieve an average proforma sales of new stores at a defined return-on-investment with at least 60% of the stores achieving 95% of their proforma sales; (8)
(b) Attain a defined level of total retail operating cost to retail sales for the fiscal year; and
(c) Improve items per sales transaction to a defined level.

(1)  Annual holiday bonus based on years of continued service.  This bonus was not given to the NEOs in Fiscal 2008.

(2)  See “Stock Awards and Option Awards” on page 25 for a complete discussion on equity awards to executives.

(3)  Under our current equity plan grant agreement, stock options vest equally over a four (4) year term and expire on the eighth anniversary of the date of grant.  Mr. Priddy was not subject to any accelerated vesting provisions due to his age and all his outstanding awards were either cancelled or expired upon his resignation.

(4)  Under our current equity plan grant agreement, restricted stock units typically have a five-year cliff vesting schedule.  Mr. Priddy was not subject to any accelerated vesting provisions due to his age and all his outstanding awards were either cancelled or expired upon his resignation.

(5)  See “Bonus and Non-Equity Incentive Plan Compensation” on page 23 for a complete discussion on Company bonus.  No Company bonus was earned or paid for Fiscal 2008 due to the resignation of Mr. Priddy in June 2007.  In Fiscal 2007 and based on the company’s net income goal achievement, Mr. Priddy earned a Company bonus of 57.6% of his base salary or $177,408.

(6)  In addition to the above listed performance criteria, the following criteria had to be met in order to qualify for the individual bonus:

•	visit a defined number of different stores in 15 different states;
•	work a defined number of shifts in retail stores, working the same duties as an hourly employee; and
•	no material weaknesses in internal controls over financial reporting in his area of responsibility identified for the fiscal years presented.

(7)  No Individual bonus was earned or paid for Fiscal 2008 due to the resignation of Mr. Priddy in June 2007.

       In Fiscal 2007, based on the above criteria and goals, Mr. Priddy earned $17,000 out of a potential $49,280 of his individual bonus.  Of the total individual bonus potential, $15,000 was based on the return-on-investment goal that was determined in August 2007.  If achieved, the bonus would have been paid in September 2007.  This individual goal was not achieved or paid.  The individual bonus was originally included in the Summary Compensation Table for Fiscal 2007 as the Committee believed it was probable the goal would be achieved and paid.  The Summary Compensation Table presented in this Proxy Statement excludes the bonus of $15,000.

(8)  To determine achievement of sales goal for new stores, the run rate is calculated based on new store performance through August 2008 and August 2007 and if achieved, paid in September 2008 and September 2007 for Fiscal 2008 and Fiscal 2007, respectively.

Other Compensation.  Other compensation earned by Mr. Priddy is made up of benefits and other such perquisites identified as having value to him and an incremental cost to us.  See table on page 30 for an analysis of those items and costs identified as other compensation to Mr. Priddy.

Grants of Plan-Based Awards Table

The following table provides additional detail regarding stock options and other equity awards (such as restricted stock and restricted stock units) granted during the last fiscal year and amounts payable under other compensation plans (such as long-term incentive awards that are payable in cash or stock):

Grants of Plan-Based Awards
For the Fiscal Year Ended February 2, 2008
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Executive	Grant Date	Threshold ($)	Target and Maximum ($) (3)	Threshold ($)	Target and Maximum ($) (3)	Fair Value of Equity Award on Date of Grant ($) (4)	All Other Stock Awards: Number of Shares of Stock or Units (#) (5)	All Other Option Awards: Number of Securities Underlying Options (#) (6)	Exercise or Base Price of Option Awards ($/Sh)	Common Stock Closing Price on Date of Grant ($/Sh) (7)

Newsome	3/19/07	--	--	--	--	574,490	20,300	--	--	--
		--	41,850	--	--			--	--	--

Smith	3/19/07	--	--	--	--	217,910	7,700	--	--	--
		--	15,000	--	--			--	--	--

Rosenthal	3/19/07	--	--	--	--	223,570	7,900	--	--	--
		--	9,950	--	--			--	--	--

Pryor	3/19/07	--	--	--	--	203,760	7,200	--	--	--
		--	9,100	--	--			--	--	--

Joseph (8)	NA	--	--	--	--	--	--	--	--	--
		--	--	--	--			--	--	--

Priddy (9)	3/19/07	--	--	--	--	271,680	9,600	--	--	--
		--	--	--	--			--	--	--

(1)
Estimated future payouts under non-equity incentive plan awards consist of the executive’s individual performance component of their bonus tied to new store return on investment that is not determinable at fiscal year end.  The Fiscal 2008 bonus will be calculated based on store performance through August 2008 and paid in September 2008, if earned.  We do not believe this bonus will be earned and have not included these amounts in the Summary Compensation Table.

(2)
Estimated future payouts under equity incentive plan awards consist of those equity awards tied to performance conditions.  All the NEO’s restricted stock unit awards were contingent upon the achievement of performance criteria which were not met.  Therefore, the grant on March 19, 2007 was forfeited by all NEOs.

(3)	In all cases presented, the target and maximum future payout is the same. Therefore, for presentation purposes, these columns were combined.

(4)
Fair value of equity award on date of grant is valued under the provision of SFAS No. 123R using the Black-Scholes valuation model as of the date of grant, where applicable.  All of the equity awards granted in Fiscal 2008 were in the form of restricted stock units and were valued at the closing price of our common stock on the date of grant.  The restricted stock units awarded on March 19, 2007 were valued at $28.30.

(5)
The restricted stock unit awards granted to the NEOs cliff vest on the fifth anniversary of the date of grant and were contingent on the achievement of specified performance criteria, which was not achieved.  Up to 50% of the granted awards were also subject to accelerated three year cliff vesting upon achievement of additional performance criteria set by the Compensation Committee.

(6)
Options to purchase shares of our common stock vest in equal installments over four years beginning on the first anniversary of the date of grant.  No options awards were granted to any employee of the Company during Fiscal 2008.

(7)	Fair value is defined by us as the closing market price on the date of grant.

(8)	Mr. Joseph was hired as President of our Company effective January 27, 2008. He had no reportable items under this table for Fiscal 2008.

(9)
Mr. Priddy served as President of our Company through June 2007.  The amounts represented in the table are those awarded to him by the Committee prior to his resignation.  All bonuses and equity awards were forfeited by Mr. Priddy upon his resignation.

Outstanding Equity Awards at Fiscal Year-End Table

The following table presents information on each outstanding equity award held by our executive officers at the end of our fiscal year ended February 2, 2008, including the number of securities underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option:

Outstanding Equity Awards at Fiscal Year-End
For the Fiscal Year Ended February 2, 2008

	Option Awards					Stock Awards
NEO (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units or Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested ($)
Mr. Newsome	16,988	--	6.55	2/26/2012	(4)
	20,250	20,250	7.41	3/18/2013	(5)
	13,500	27,000	15.11	2/24/2014	(6)
	18,004	26,997	23.45	5/31/2015	(7)
	3,602	5,398	24.71	8/18/2015	(8)
	11,999	12,001	30.98	1/27/2014	(9)
					(11)	5,100	97,257
					(12)	24,900	474,843

Mr. Smith	10,125	--	6.68	4/30/2011	(3)
	50,625	--	6.55	2/26/2012	(4)
	40,500	10,125	7.41	3/18/2013	(5)
	20,250	13,500	15.11	2/24/2014	(6)
	10,804	16,197	23.45	5/31/2015	(7)
	2,849	8,551	30.98	2/22/2014	(10)
					(11)	9,900	188,793

Mr. Rosenthal	10,125	--	5.90	2/21/2011	(2)
	20,250	--	6.55	2/26/2012	(4)
	20,250	10,125	7.41	3/18/2013	(5)
	20,250	13,500	15.11	2/24/2014	(6)
	10,804	16,197	23.45	5/31/2015	(7)
	2,849	8,551	30.98	2/22/2014	(10)
					(11)	9,900	188,793

Ms. Pryor	5,063	--	6.55	2/26/2012	(4)
	20,250	5,063	7.41	3/18/2013	(5)
	10,125	6,750	15.11	2/24/2014	(6)
	5,404	8,097	23.45	5/31/2015	(7)
	2,299	6,901	30.98	2/22/2014	(10)
					(11)	2,000	38,140

Note:  If options are subject to performance conditions they are reported in a column labeled “Equity Incentive Plan Awards:  Number of Securities Underlying Unexercised Unearned Options (#).  None of our options are subject to performance conditions and therefore this column has been omitted for presentation purposes.  If stock awards are subject to performance conditions and the performance conditions have not been satisfied by fiscal year end, they are disclosed under two column headings: “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)” and “ Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)”.  Of our Restricted Stock Unit Awards that are subject to performance conditions, all conditions were met as of fiscal year end.  Therefore these awards have been properly reported under the column headings: “Number of Shares or Units of Stock That Have Not Vested (#)” and “Market Value of Shares or Units of Stock That Have Not Vested ($)” and the other two columns have been omitted for presentation purposes.  See Footnote 12.

(1)	Mr. Priddy and Mr. Joseph are not included in this table as neither had any equity awards outstanding at fiscal year end.

(2)
Options awarded February 21, 2001 under the Amended 1996 Stock Option Plan vesting over five years in equal installments beginning on the first anniversary of the date of grant and expiring on the tenth anniversary of the date of grant; Total awarded:  Rosenthal, 50,625.

(3)
Options awarded April 30, 2001 under the Amended 1996 Stock Option Plan vesting over five years in equal installments beginning on the first anniversary of the date of grant and expiring on the tenth anniversary of the date of grant; Total awarded:  Smith, 25,313.

(4)
Options awarded February 26, 2002 under the Amended 1996 Stock Option Plan vesting over five years in equal installments beginning on the first anniversary of the date of grant and expiring on the tenth anniversary of the date of grant; Total awarded:  Newsome, 135,000; Smith, 50,625; Pryor, 25,313; Rosenthal, 50,625.

(5)
Options awarded March 18, 2003 under the Amended 1996 Stock Option Plan vesting over five years in equal installments beginning on the first anniversary of the date of grant and expiring on the tenth anniversary of the date of grant; Total awarded:  Newsome, 101,250; Smith, 50,625; Pryor, 25,313; Rosenthal, 50,625.

(6)
Options awarded February 24, 2004 under the Amended 1996 Stock Option Plan vesting over five years in equal installments beginning on the first anniversary of the date of grant and expiring on the tenth anniversary of the date of grant; Total awarded:  Newsome, 67,500; Smith, 33,750; Pryor, 16,875; Rosenthal, 33,750.

(7)
Options awarded May 31, 2005 under 1996 Stock Option Plan vesting over five years in equal installments beginning on the first anniversary of the date of grant and expiring on the tenth anniversary of the date of grant; Total awarded:  Newsome, 45,001; Smith, 27,001; Pryor, 13,501; Rosenthal, 27,001.

(8)
Options awarded August 18, 2005 under Amended 2005 Equity Incentive Plan vesting over five years in equal installments beginning on the first anniversary of the date of grant and expiring on the tenth anniversary of the date of grant; Total awarded:  Newsome, 9,000.

(9)
Options awarded January 27, 2006 under the Amended 2005 Equity Incentive Plan vesting over four years in equal installments beginning on the first anniversary of the date of grant and expiring on the eighth anniversary of the date of grant; Total awarded:  Newsome, 24,000.

(10)
Options awarded February 22, 2006 under the Amended 2005 Equity Incentive Plan vesting over four years in equal installments beginning on the first anniversary of the date of grant and expiring on the eighth anniversary of the date of grant; Total awarded:  Smith, 11,400; Pryor, 9,200; Rosenthal, 11,400.

(11)
Restricted stock units awarded under the Amended 2005 Equity Incentive Plan which cliff vests on the fifth anniversary of the date of grant.  The units presented above represent three separate awards of restricted stock units; August 18, 2005 to Smith, 7,500; and Rosenthal, 7,500; January 27, 2006 to Newsome, 5,100; and February 22, 2006 to Smith, 2,400; Pryor, 2,000; and Rosenthal, 2,400.  None of these awards are subject to any performance criteria.

(12)
Restricted stock units awarded March 7, 2006 under the Amended 2005 Equity Incentive Plan subject to performance criteria based on gross sales growth of the Company over a fiscal year and subject to a two year vesting condition.  The performance criterion was achieved in Fiscal 2007 and the award vested on March 7, 2008, the second anniversary of the date of grant, upon meeting the service condition.  These awards were not subject to the non-substantive rule that allowed immediate vesting upon retirement.

Option Exercises and Stock Vested in Fiscal Year 2008

The following table reflects amounts realized by our executive officers on each option that was exercised and each stock award that vested during the year:

Option Exercises and Stock Vested in Fiscal Year 2008

		Option Awards		Stock Awards (1)
NEO	Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Newsome	2/27/2007	10,012	250,450
Mr. Priddy	5/30/2007	3,001	9,640

(1)
Until the adoption of the Amended 2005 Equity Incentive Plan by the Company’s stockholders in May 2005, stock awards were not available to the Compensation Committee for granting.  Currently, the Committee has awarded restricted stock units which cliff vest two to five years from the date of grant (see Outstanding Equity Awards at Fiscal Year-End Table).  The first award released on March 7, 2008.

(2)	All trades were same-day-sale, cashless exercises facilitated by a third-party broker. All trades were reported on Form 4 with the SEC.

Trading in Hibbett Sports Inc. Stock Derivatives

It is our policy that executive officers and Directors may not purchase or sell options on our stock, nor engage in short sales with respect to our common stock.  Also, trading by executives and Directors in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to our stock is strictly prohibited.

Pension Benefits Table

The Pensions Benefits Table is intended to disclose the actuarial present value of each named executive officer’s accumulated benefit under each pension plan, assuming benefits are paid at normal retirement age based upon current levels of compensation.  We do not currently offer a pension benefit plan or defined benefit-type plan arrangement to any of our employees, including our executive officers.  Therefore, this table is not included.

Nonqualified Deferred Compensation Table

The Nonqualified Deferred Compensation Table discloses annual executive and Company contributions under nonqualified defined contribution and other deferred compensation plans, as well as each named executive officer’s withdrawals, earnings and fiscal year-end balances in each plan.  The table only covers those plans that are not provided under a tax-qualified plan.  As of February 2, 2008, the only contributions made were to our defined contribution plan which is a tax-qualified 401(k) plan.  Therefore, this table is not included.

Future Planning

For Fiscal 2009, the Compensation Committee established target bonuses and performance goals for its named executive officers, consistent with past practices.  Consistent with Fiscal 2008’s bonus structure, the Company’s performance goal is based on EBIT.  The executives can also earn a portion of their bonus potential through the achievement of individual goals, consistent with past practices, with the exception of Mr. Newsome, whose entire bonus is based on the Company’s performance goal.  The incentive bonuses were established under the 2006 Executive Officer Cash Bonus Plan.

For Fiscal 2009, the Compensation Committee awarded performance-based restricted stock units that cliff vest from one to five years.  No stock options were awarded.  With the exception of Mr. Newsome, each NEO received a total award based on 75% to 90% of their base salary and 80% of the 30-day trailing average of our stock price as of February 27, 2008.  Mr. Newsome’s award was limited by Plan restrictions and amounted to 82% of his base salary, where the Committee had set a factor of 110% of his base salary to calculate his total award.  The Committee is considering further compensation to Mr. Newsome in Fiscal 2009 to maintain the percentage of base salary the Committee has established for his position with the Company.

The Committee introduced a tiered structure for the award of restricted stock units for Fiscal 2009.  The awards are basically separated into four stand-alone grants, each based on a specific performance target.  Half of the award is subject to a percentage sales growth this fiscal year and if achieved, will cliff vest in five years.  The remaining half is separated into three equal awards and subject to the achievement of specified EBIT goals in each of Fiscal 2009, 2010 and 2011.  If achieved, they will cliff vest in one, two and three years, respectively.  The achievement or failure to achieve any of the goals does not affect the ability to achieve another goal.  For the awards based on EBIT, the percentage of units that vest depends on the percentage of EBIT achieved at the end of each performance period and can range from 0% to 200% of the target award, with the exception of Mr. Newsome’s awards, which are limited by Plan restrictions and can range from 0% to 100% of the target award.

The Committee elected to implement this tiered structure to offset the gap created by the cliff vesting provisions of the restricted stock unit awards from the graded vesting offered with historical stock option grants so that some portion of executive awards have the potential to vest each year.  Beginning in Fiscal 2010, the Committee intends to award performance-based restricted stock units that will continue the tier by one year.   All such awards were granted under the Amended 2005 Equity Incentive Plan.  The Committee believes this strategy should increase the motivation and incentive for our NEOs to remain with the Company for several years, therefore enhancing executive management continuity.

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under the Company’s equity compensation plans as of February 2, 2008:

Plan Category	Number of securities to be issued upon exercise of outstanding options (1)	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity ocompensation plans (excluding securities reflected in column (a)) (2)

Equity compensation plans approved by security holders (3)	1,429,833	$15.89	1,916,150
Equity compensation plans not approved by security holders	--	--	--
TOTAL	1,429,833	$15.89	1,916,150

(1)
Includes 1,283,758 stock options, 143,046 restricted stock units and 3,029 shares credited under the Director Deferred Compensation Plan.  The weighted average exercise price of outstanding options is based on outstanding stock options only.

(2)	Includes 159,166 shares remaining under our Employee Stock Purchase Plan of which approximately 2,100 shares were subject to purchase in the purchasing period ending March 31, 2008.

(3)
As of April 24, 2008, the number of shares to be issued upon exercise of outstanding options under existing plans was 1,673,372, the weighted average exercise price of outstanding options was $15.90 and the number of shares remaining available for future issuance was 1,641,647.  Included in the number of securities to be issued upon exercise of outstanding options are 348,060 restricted stock units that may be awarded if specified targets or service periods are met and 3,693 shares credited under the Director Deferred Compensation Plan.  The weighted average exercise price of outstanding options does not take these awards into account.

Included in the number of securities remaining available for future issuance are 152,790 shares remaining under our Employee Stock Purchase Plan of which approximately 2,000 shares are subject to purchase in the current purchasing period ending June 30, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information concerning the beneficial ownership of the Company’s common stock as of April 4, 2008 by each person (or group with the meaning of Section 13(d)(3) of the Exchange Act) known by the Company to own beneficially more than five percent of the Company’s common stock:

Name and Address of 5% Beneficial Owners	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)
T. Rowe Price Associates, Inc. (2) 100 East Pratt Street Baltimore, Maryland 21202	3,784,005	12.4%
Wasatch Advisors, Inc. (3) 150 Social Hall Avenue Salt Lake City, Utah 84111	3,639,203	11.9%
Neuberger Berman, Inc. (4) 605 Third Avenue New York, New York 10158	2,840,559	9.32%
Wellington Management Company, LLP (5) 75 State Street Boston, Massachusetts 02109	2,606,154	8.55%
Franklin Resources, Inc. (6) One Franklin Parkway San Mateo, California 94403	2,264,868	7.4%
Artisan Partners Limited Partnership (7) 875 East Wisconsin Avenue, Suite 800 Milwaukee, Wisconsin 53202	1,961,050	6.4%

(1)
As used in this table “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security.  A person is deemed as of any date to have “beneficial ownership” of any security that such person has a right to acquire within 60 days.  Any such security is deemed to be outstanding for purposes of calculating the ownership percentage of such person, but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person.

(2)
Shares over which T. Rowe Price Associates, Inc., registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G filed with the SEC on February 13, 2008.

(3)	Shares over which Wasatch Advisors, Inc., registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G filed with the SEC on February 14, 2008.

(4)	Shares over which Neuberger Berman, Inc., registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G/A filed with the SEC on February 13, 2008.

(5)	Shares over which Wellington Management Company, LLP, registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its 13G filed with the SEC on February 14, 2008.

(6)	Shares over which Franklin Resources, Inc., registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its 13G filed with the SEC on January 31, 2008.

(7)
Shares over which Artisan Partners Limited Partnership, registered investment advisor, has discretionary authority to buy, sell and vote, as reported in its Schedule 13G/A filed with the SEC on February 13, 2008.

Security Ownership of Management

The following table sets forth certain information concerning the beneficial ownership of our common stock as of May 2, 2008, by our Directors, Principal Executive Officer, Principal Financial Officer and our named executive officers.

	Number of Shares or Units
Beneficial Owner (1)	Common Stock	Stock Equivalent Units (2)	Options Exercisable Within 60 Days	Total Percent of Class
Clyde B. Anderson (3)	11,655	3,693	41,720	*
Terrance G. Finley	--	--	10,000	*
Albert C. Johnson	--	--	10,000	*
Nissan Joseph	--	--	--	*
Carl Kirkland	--	--	67,034	*
Michael J. Newsome	83,085	--	128,890	*
Ralph T. Parks	--	--	29,063	*
Cathy E. Pryor	446	--	56,578	*
Jeffry O. Rosenthal	--	--	109,656	*
Thomas A. Saunders, III	67,500	--	40,028	*
Gary A. Smith	2,947	--	163,000	*
Alton E. Yother	--	--	37,079	*

All Directors and Executive Officers as a Group (12 Persons)	165,633	3,693	693,048	≈ 3.0%

* Less than one percent (1%)

(1)
As used in this table “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security.  A person is deemed as of any date to have “beneficial ownership” of any security that such person has a right to acquire within 60 days.  Any such security is deemed to be outstanding for purposes of calculating the ownership percentage of such person, but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person.

(2)	Deferred shares subject to the Amended 2005 Director Deferred Compensation Plan.

(3)	Shares owned by various trusts of which Mr. Anderson is the trustee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE, RELATED PERSON TRANSACTIONS AND LEGAL PROCEEDINGS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and certain of our officers to file reports of stock ownership and changes in ownership (Forms 3, 4 and 5) in Hibbett Sports, Inc. shares with the SEC.  Based solely upon a review of copies of Forms 3, 4 and 5 for the fiscal year ended February 2, 2008, we believe that all our executive officers, Directors and other Section 16 officers complied with all filing requirements on a timely basis, with the exception of one Form 4 for Mr. Newsome that should have been filed upon certification of achievement of his performance goal for his RSU grant on March 7, 2006.  The achievement of the goal was certified by the Compensation Committee on March 1, 2007.  The Form 4 was improperly filed on the initial grant date.  Promptly upon discovery of this inadvertent error, we filed the appropriate Form 4 on March 11, 2008.

Related Person Transactions

We have written procedures in place to identify material related person transactions, including a quarterly survey of senior management and other key employees.  Potential related person transactions and relationships are evaluated quantitatively and qualitatively.  Related person transactions, if any, are presented to the Audit Committee of the Board of Directors each quarter.  In addition, we survey our Board of Directors and other certain officers annually in an in-depth related person questionnaire to determine if there are any material relationships or transactions that require disclosure.  The Company’s outside legal counsel reviews the annual questionnaires.

The Company has entered into a sublease agreement (Agreement) with Books-A-Million, Inc. (BAM), a book retailer, whose Chairman of the Board and a significant beneficial owner of BAM, Clyde B. Anderson, is on our Board of Directors, pursuant to which the Company will sublease certain real estate from BAM in Florence, Alabama for one of its stores.  The term of the Agreement expires in June 2008.  Under the Agreement, the Company will make annual lease payments to BAM of approximately $191,000.  At February 2, 2008 and February 3, 2007, we had an obligation of approximately $80,000 and $270,000, respectively, remaining pursuant to the sublease.  We believe that the terms of this transaction is comparable to, or more favorable to, the Company than the terms that would have been obtained in an arms-length transaction with an unaffiliated party.  On March 14, 2008, the Board appointed Albert C. Johnson, who is a Director and stockholder of BAM and Terrance G. Finley, who is an executive officer and stockholder of BAM, to the Hibbett Board of Directors.

Until his retirement in April 2008, Alton E. Yother was the Senior Executive Vice President and Chief Financial Officer of Regions Financial Corporation which participates in the Company’s credit facility.  During Fiscal 2008, the Company had 106 days of debt outstanding on its credit facility with Regions Bank for an average outstanding balance of $7.8 million and correlating interest expense of approximately $126,000.  As of the February 2, 2008, the Company had no debt outstanding on its credit facility.

Ralph T. Parks was appointed a Director on the Board of Heelys, Inc., in December 2007 and as interim CEO of Heelys, Inc. in February 2008.  Heelys is a designer and manufacturer of specialized wheeled footwear a supplier to our Company.  Of our total purchases, Heelys represents less than 5% and we consider the terms of our transactions with them to be at arms-length.

The Board of Directors has determined that none of the relationships described above prejudices the independence of these Directors and does not violate the definition of independence of other listing standards of the NASDAQ Stock Market.  The Company did not have any loans or other extensions of credit outstanding to any of its Directors or executive officers during Fiscal 2008.

Legal Proceedings

As of the date of this filing, we are not aware of any pending legal proceedings in which any of our named executive officers or members of our Board of Directors may have a material interest adverse to the Company.

AUDIT MATTERS

The Audit Committee of the Company’s Board of Directors is comprised of independent Directors as required by the listing standards of the NASDAQ Stock Market.  The Audit Committee operates pursuant to a written Charter adopted by the Board of Directors and is available at www.hibbett.com under “Investor Information.”

Independent Registered Public Accounting Firm

The firm of KPMG LLP (KPMG) has been selected by the Audit Committee to be the Company’s independent auditors for Fiscal 2008.  Representatives of KPMG are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire.  The Audit Committee generally ratifies the independent auditors for the current fiscal year at their scheduled meeting held on the same date as the Annual Meeting.  We expect the Audit Committee to ratify KPMG LLP as our independent auditors for Fiscal 2009 at their June 2, 2008 meeting.

Fees Paid to KPMG LLP

The table below presents the aggregate fees billed by KPMG for professional services rendered in connection with the integrated audit of our annual consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal years ended February 2, 2008 and February 3, 2007, and the review of our quarterly condensed consolidated financial statements set forth in our Quarterly Reports on Form 10-Q for each of our quarters during the two fiscal years then ended, as well as fees paid to our principal accountants for audit-related work:

	Fiscal Year
	2008	2007
Audit fees	$400,000	$390,000
Audit-related fees	34,300	29,725
Tax fees	--	--
All other fees	4,850	1,500
Total fees paid to KPMG LLP	$439,150	$421,225

Audit Fees.  Audit fees represent fees for professional services provided in connection with the audit of our consolidated financial statements, including the audit of the internal controls over financial reporting, the review of our quarterly condensed consolidated financial statements and audit services provided in connection with other statutory or regulatory filings.  It also includes work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits and discussions surrounding the proper application of financial accounting and/or reporting standards.

Audit-Related Fees.  Audit-related fees represent fees for assurance and related services that are traditionally performed by the independent registered public accounting firm, including fees related to employee benefit plan audits, due diligence matters and special procedures required to meet certain regulatory requirements.

Tax Fees.  Tax fees typically include fees in the areas of tax compliance, tax planning and tax consultation.  We do not generally request such services from the independent registered public accounting firm.

Other Fees.  All other fees include those services not captured in the audit, audit-related or tax categories, such as consulting services, including services in connection with implementing, operating or supervising the operation of any information system that aggregates source data underlying the consolidated financial statements or generates information that is significant to our consolidated financial statements taken as a whole.  It also includes an annual license fee for an on-line accounting research tool.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Public Accounting Firm

Consistent with SEC policies regarding auditor independence, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm.  In recognition of this responsibility, the Audit Committee has established pre-approval policies and procedures for all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management submits a list of services and related fees expected to be rendered during that year to the Audit Committee for approval.  The Audit Committee pre-approves these services and the fees are budgeted.  Management reports actual fees versus the budget to the Audit Committee periodically throughout the year.  During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approved budget.  In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members.  The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the services rendered by our independent registered public accounting firm during our most recent fiscal year are compatible with maintaining their independence.  Our auditors did not perform any services that were not related to audit functions.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s evaluation of the Company’s system of internal control over financial reporting included in the annual report on Form 10-K with management and with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements and such other matters as are required to be discussed by the Statement on Auditing Standards No. 61, “Communication with Audit Committee,” as amended.

In addition, the Audit Committee has discussed with the independent registered public accounting firm their independence from management and our Company.  The Audit Committee received all written disclosures and letters from KPMG LLP required by Independence Standards Board’s Standard No. 1 and discussed with KPMG LLP their independence.  The Audit Committee also considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for its audits and all matters required to be discussed under Statement Standard No. 90.  The committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008 for filing with the Securities and Exchange Commission.

Submitted by the members of the Audit Committee of the Company’s Board of Directors:

Alton E. Yother, Chair
Albert C. Johnson
Ralph T. Parks
Thomas A. Saunders, III

The Audit Committee report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

PROPOSAL NUMBER 1

ELECTION OF DIRECTOR

At the 2008 Annual Meeting of stockholders, the term of our Class III Directors is expiring.  The Directors are Clyde B. Anderson and Ralph T. Parks.  The Board of Directors proposes the election of Mr. Parks at the 2008 Annual Meeting of Stockholders.  Mr. Anderson has declined his nomination for re-election.  If so elected, this Class III Director will hold office for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2011 and until his successor is elected and qualified.  Proxies may not be voted for a greater number of persons than the nominees named herein.

All other Directors will continue in office following this annual meeting and their terms will expire in 2009 (Class I),  2010 (Class II) and 2011 for the Class III Director appointed to the Board in March 2008.  The Board appoints executive officers.

Mr. Parks has indicated his willingness to serve as Director.  If he becomes unable to stand for election, the persons named in the proxy will vote for any substitute nominee proposed by the Board of Directors.

Vote Required

A Director will be elected, so long as a quorum is present, if he receives the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the Annual Meeting and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE “FOR” THE NOMINEE FOR DIRECTOR.

OTHER BUSINESS

Our Board of Directors knows of no other matters to be brought before the meeting other than as described in this Proxy Statement.  However, if any other proper matters are brought before the meeting, the persons named in the enclosed proxy, or in the event no person is named, Michael J. Newsome and Gary A. Smith, will vote in accordance with their best judgment on such matters.

Submission of Stockholder Proposals for the 2009 Annual Meeting of Stockholders

In accordance with Rule 14a-8 of the Securities and Exchange Commission, we are not required to include any proposal by a stockholder in the proxy statement and proxy form for the 2009 Annual Meeting of stockholders unless we receive the proposal at our executive offices, 451 Industrial Lane, Birmingham, Alabama 35211, on or before December 23, 2008.  If a stockholder desires to bring before the Company’s 2009 Annual Meeting of stockholders a proposal that is not submitted for inclusion in our proxy statement in accordance with Rule 14a-8, notice of the proposal must be received by the Company at least 45 days before the one-year anniversary of the date of mailing of this Proxy Statement in order for such notice to be considered timely for purposes of SEC Rule 14a-4(c).  We expect to mail this Proxy Statement beginning on or about May 9, 2008, in which case we would have to receive such notice by March 25, 2009 for it to be considered timely under Rule 14a-4(c).  The proxies we solicit for next year’s Annual Meeting may confer discretionary authority to vote on any stockholder proposals that were not submitted in a timely manner, and no description of such proposals will be included in the proxy statement for that meeting.

Annual Report and 10-K Report

This Proxy Statement is being mailed together with our Annual Report on Form 10-K to stockholders for the fiscal year ended February 2, 2008, as filed with the Securities and Exchange Commission.  The exhibits to the Form 10-K will be furnished upon request and payment of the cost of reproduction.  Such written request should be directed to Investor Relations, 451 Industrial Lane, Birmingham, Alabama 35211.  Our SEC filings are also available on our website at www.hibbett.com under the heading “Investor Information.”

By Order of the Board of Directors

/s/ Maxine B. Martin
Maxine B. Martin
Secretary

                    HIBBETT SPORTS, INC.

Admission Ticket
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Central Time, on June 1, 2008.
Vote by Internet
• Log on to the Internet and go to
www.investorvote.com/HIBB
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States,
Canada & Puerto Rico any time on a touch tone
telephone.  There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE▼
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A Proposals --- The Board of Directors recommends a vote FOR the nominee listed.

1.	Election of Class III Director: For Withhold

01 – Ralph T. Parks                          [ ]               [        ]

B Non-Voting Items
Change of Address --- Please print your new address below.

C Authorized Signatures --- This section must be completed for your vote to be counted. --- Date and Sign Below
IMPORTANT:  Please sign this Proxy as your name or names appear hereon.  If shares are held by more than one owner, each must sign.
Executors, administrators, trustees, guardians, and others signing in a representative capacity should give their full titles.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within box	Signature 2 – Please keep signature within box
/ /

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE▼
-------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

Proxy – HIBBETT SPORTS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 2, 2008.

The undersigned hereby constitutes and appoints Michael J. Newsome and Gary A. Smith, or either of them, with full power of substitution in each, proxies to vote all shares of Common Stock of Hibbett Sports, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the principal executive offices of Hibbett Sports, Inc., 451 Industrial Lane, Birmingham, Alabama 35211, on Monday, June 2, 2008, and at all adjournments thereof, as indicated herein:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN AND AUTHORIZES THE PROXIES TO TAKE ACTION IN THEIR DISCRETION UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.  YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.  THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

IF NO PREFERENCE IS INDICATED, THIS PROXY WILL BE VOTED “FOR” THE NOMINEE.

(Continued, and to be signed, on Reverse Side.)